Exhibit (b)(2)

EXECUTION VERSION

ADDITIONAL INITIAL LENDER AGREEMENT

This agreement (this “Additional Initial Lender Agreement”), dated as of March 16, 2016, is by and between Pomegranate Holdings, Inc. (“Holdings”), UBS AG, Stamford Branch (“UBS AG” or the “Additional Initial Lender”), UBS Securities LLC (“UBS Securities” and, together with UBS AG, “UBS”) and the other financial institutions party hereto. Terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Commitment Letter (defined below).

WHEREAS, Holdings is a party to that certain Commitment Letter dated March 11, 2016 (including the Term Sheets and other exhibits thereto, the “Commitment Letter”, a copy of which is attached hereto as Exhibit A and, together with the Fee Letter referred to therein, the “Commitment Papers”);

WHEREAS, Holdings is a party to that certain Engagement Letter dated March 11, 2016 (the “Engagement Letter”, a copy of which is attached hereto as Exhibit B and, together with the Fee Credit Letter referred to therein, the “Engagement Papers”);

WHEREAS, Holdings desires to appoint UBS AG as an “Additional Initial Lender” and UBS Securities as an “Arranger” and “Lead Arranger” in respect of each of the Senior Facility and the Senior Secured Bridge Facility (collectively, the “Facilities”) under the Commitment Papers for all purposes thereunder and desires that the Additional Initial Lender establish commitments hereunder with respect to each of the Facilities and, in connection therewith, each existing Initial Lender’s commitments with respect to each of the Facilities will be reduced pro rata on the date hereof by the aggregate amount of the commitments of the Additional Initial Lender established hereunder with respect to each of the Facilities; and

WHEREAS, Holdings desires to appoint UBS Securities as a joint lead bookrunner with respect to the Securities under the Engagement Letter and UBS Securities desires to accept such appointment.

NOW THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1. Commitment Papers

(a) Additional Initial Lender; Appointment of Titles and Roles. Pursuant to Section 1 of the Commitment Letter, Holdings hereby appoints and designates UBS Securities as an Arranger and Lead Arranger and UBS AG as an Initial Lender, in respect of each of the Facilities, and UBS hereby accepts such appointment and assumes, and shall be entitled to, all of the rights, benefits and obligations in such capacities under the Commitment Papers as if UBS had been a party to the Commitment Papers in such capacities from and after the original date of execution of the Commitment Papers. For the avoidance of doubt, references to and each defined term of “Arranger”, “Bank Lead Arranger”, “Financial Institution”, “Initial Lender”, “Lead Arranger”, “Lender”, “we” or “us” in the Commitment Papers shall be deemed amended hereby to include UBS AG and/or UBS Securities, as applicable, for all such purposes (including, without limitation, for purposes of fee provisions of the Commitment Papers and the indemnification and expense provisions in Section 7 of the Commitment Letter). As provided in

Section 2 of the Commitment Letter, Barclays Bank PLC, RBC Capital Markets, LLC, Jefferies Finance LLC and Macquarie Capital (USA) Inc. shall also be named as a joint lead arranger and a joint bookrunner for the Facilities.

(b) Additional Lender Commitment. The Additional Initial Lender hereby severally agrees to provide or to cause one of its affiliates to provide 5% of the principal amount of each of the Facilities upon the terms and subject solely to the conditions set forth in Section 6 of the Commitment Letter, in the paragraph titled “Conditions Precedent to Closing” in the Senior Facility Term Sheet, in the paragraph titled “Conditions Precedent to Initial Borrowing” in the Senior Secured Bridge Facility Term Sheet and in Exhibit D to the Commitment Letter. In consideration therefor and for the avoidance of doubt, the Additional Initial Lender shall hereby be entitled to such ratable portion of the applicable fees provided for in the Commitment Papers that are payable to the Initial Lenders thereunder in respect of the Facilities upon the terms and subject to the conditions set forth herein and therein.

(c) Commitment Pro Rata Reduction. As of the date hereof, each existing Initial Lender’s commitment in respect of each of the Facilities is hereby reduced pro rata by the aggregate amount of the commitments of the Additional Initial Lender in respect of each of the Facilities established under Section 1(b) above.

(d) Bookrunner of Securities Appointment. Pursuant to Section 1 of the Engagement Letter, Holdings hereby appoints UBS Securities as a joint lead bookrunner under the Engagement Letter subject to the terms and conditions set forth in the Engagement Papers and UBS Securities hereby accepts such appointment. UBS Securities hereby assumes, and shall be entitled to, all of the rights, benefits and obligations of a joint lead bookrunner under the Engagement Papers as if UBS Securities had been a party to such letter in such capacity from and after the original date of execution of such letters. For the avoidance of doubt, each of the signatories hereto agrees that references to and each defined term of “Investment Bank”, “we” or “us” in the Engagement Papers shall be deemed amended hereby to include UBS Securities for all purposes (including, without limitation, for purposes of the indemnification provisions in the Engagement Papers).

Section 2. Entire Agreement. This Additional Initial Lender Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter.

Section 3. Counterparts. This Additional Initial Lender Agreement may be executed by one or more of the parties to this Additional Initial Lender Agreement on any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This Additional Initial Lender Agreement may be delivered by facsimile transmission of the signature pages hereof.

Section 4. Miscellaneous Provisions. The provisions of Section 9 (Governing Law), Section 10 (Jurisdiction) and Section 11 (Waiver of Jury Trial) of the Commitment Letter shall apply with like effect as to this Additional Initial Lender Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Additional Initial Lender Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

POMEGRANATE HOLDINGS, INC.

By:	/s/ Laurie Medley
Name: Laurie Medley
Title: Vice President

[Signature Page to Additional Lender Agreement]

UBS AG, STAMFORD BRANCH

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Director

By:	/s/ John Stroll
Name: John Stroll
Title: Executive Director

UBS SECURITIES LLC

By:	/s/ Luke Bartolone
Name: Luke Bartolone
Title: Director

By:	/s/ John Stroll
Name: John Stroll
Title: Executive Director

[Signature Page to Additional Lender Agreement]

Acknowledged and agreed:

BARCLAYS BANK PLC

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

BARCLAYS CAPITAL INC.

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

[Signature Page to Additional Lender Agreement]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: JAMES S. WOLFE
Title: MANAGING DIRECTOR
HEAD OF GLOBAL LEVERAGED FINANCE

RBC CAPITAL MARKETS, LLC

By:	/s/ James S. Wolfe
Name: JAMES S. WOLFE
Title: MANAGING DIRECTOR
HEAD OF GLOBAL LEVERAGED FINANCE

[Signature Page to Additional Lender Agreement]

JEFFERIES FINANCE LLC

By:	/s/ Brian Buare
Name: Brian Buare
Title: Managing Director

JEFFERIES LLC

By:	/s/ Michael Y. Leder
Name: Michael Y. Leder
Title: Managing Director

[Signature Page to Additional Lender Agreement]

MIHI LLC

By:	/s/ Stephen Mehos
Name: Stephen Mehos
Title: Authorized Signatory

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Authorized Signatory

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Michael Barrish
Name: Michael Barrish
Title: Managing Director

By:	/s/ Stephen Mehos
Name: Stephen Mehos
Title: Senior Managing Director

[Signature Page to Additional Lender Agreement]

Exhibit A

EXECUTION VERSION

BARCLAYS	ROYAL BANK OF CANADA
745 Seventh Avenue	RBC CAPITAL MARKETS, LLC
New York, New York 10019	200 Vesey Street
New York, New York 10281

JEFFERIES FINANCE LLC	MIHI LLC
520 Madison Avenue	MACQUARIE CAPITAL (USA) INC.
New York, New York 10022	125 West 55th Street
New York, New York 10019

CONFIDENTIAL

March 11, 2016

Pomegranate Holdings, Inc.

c/o Apollo Management VIII, L.P.

2000 Avenue of the Stars

Suite 510 North

Los Angeles, California 90067

Attention: Andy Jhawar

Project Crisp

$100 million Senior Secured Superpriority Revolving Facility

$800 million Senior Secured Bridge Facility

Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Bank PLC (“Barclays”), Royal Bank of Canada (“RBC”), RBC Capital Markets, LLC1 (“RBCCM”), Jefferies Finance LLC (“Jefferies”), MIHI LLC (“Macquarie Lender” and, collectively with Barclays, RBC and Jefferies, each, a “Bank” and, collectively, the “Banks”) and Macquarie Capital (USA) Inc. (“Macquarie Capital” and, together with Barclays, RBCCM, Jefferies, the Banks and their respective affiliates, the “Financial Institutions,” “we” or “us”) that Pomegranate Holdings, Inc., a Delaware corporation (“Holdings”), and Pomegranate Merger Sub, Inc., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Holdings (“Merger Sub” and, together with Holdings, “you”), intend to enter into an agreement and plan of merger (including all exhibits and schedules thereto, the “Merger Agreement”) with The Fresh Market, Inc., a Delaware corporation (the “Target”), and to consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”).

You have further advised us that, in connection therewith, the Borrower will obtain the Senior Facility and, if applicable, the Senior Secured Bridge Facility (each as defined

[1]	RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

in the Transaction Description and, collectively, the “Facilities”), subject solely to the conditions set forth in Section 6 of this commitment letter (including the term sheets and other attachments hereto, the “Commitment Letter”), in the paragraph titled “Conditions Precedent to Closing” in the Senior Facility Term Sheet (as defined below), in the paragraph titled “Conditions Precedent to Initial Borrowing” in the Senior Secured Bridge Facility Term Sheet (as defined below) and in Exhibit D hereto.

Capitalized terms used but not defined herein have the meaning assigned to such terms in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Senior Facility Term Sheet”) or the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “Senior Secured Bridge Facility Term Sheet” and, together with the Senior Facility Term Sheet, the “Term Sheets”).

1. Commitments.

In connection with the foregoing, (a) Barclays is pleased to advise you of its several, but not joint, commitment to provide 35% of the principal amount of each of the Facilities, (b) RBC is pleased to advise you of its several, but not joint, commitment to provide 30% of the principal amount of each of the Facilities, (c) Jefferies is pleased to advise you of its several, but not joint, commitment to provide 25% of the principal amount of each of the Facilities and (d) Macquarie Lender is pleased to advise you of its several, but not joint, commitment to provide 10% of the principal amount of each of the Facilities, in each case, upon the terms and subject solely to the conditions set forth in Section 6 of this Commitment Letter, in the paragraph titled “Conditions Precedent to Closing” in the Senior Facility Term Sheet, in the paragraph titled “Conditions Precedent to Initial Borrowing” in the Senior Secured Bridge Facility Term Sheet and in Exhibit D hereto.

You shall have the right, at any time until 10 business days after the date this Commitment Letter and the Fee Letter referred to below are executed and delivered by you, to obtain commitments from additional banks, financial institutions and other entities (the “Additional Initial Lenders” and, together with the Banks, each, an “Initial Lender” and, collectively, the “Initial Lenders”) to assume the rights and obligations of the Banks hereunder in respect of up to 10% of the commitments under the Facilities (allocated ratably among the Facilities); provided that (x) the Additional Initial Lenders and the assignment and assumption documentation shall be reasonably acceptable to the Banks and (y) no Additional Initial Lender shall receive greater compensatory economics than the economics allocated to an Initial Lender hereunder. Each Bank’s commitments (and any commitment held by any and all lenders to which any Bank assigns a portion of its commitments in accordance with the terms hereof prior to the execution of such documentation other than to Additional Initial Lenders) shall be reduced pro rata by the aggregate amount of commitments held by the Additional Initial Lenders upon the execution by such Additional Initial Lenders of such documentation and each such Additional Initial Lender’s several commitment shall be allocated pro rata among the Facilities.

2. Titles and Roles.

It is agreed that (a) each of Barclays, RBCCM, Jefferies and Macquarie Capital will act as a joint bookrunner and a joint lead arranger (together with any additional lead

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arrangers appointed by the Borrower, each, in such capacity, a “Lead Arranger” and, collectively, the “Lead Arrangers”) for the Facilities, (b) Barclays will act as sole administrative agent and collateral agent for the Senior Facility and (c) Barclays will act as sole administrative agent and collateral agent for the Senior Secured Bridge Facility, in each case upon the terms and subject to the conditions set forth or referred to in this Commitment Letter. You may appoint additional co-agents and one or more joint bookrunners and joint lead arrangers reasonably acceptable to the Banks (the “Additional Arrangers” and, together with the Banks, each, an “Arranger” and, collectively, the “Arrangers” and, together with the Initial Lenders and their respective affiliates, the “Financial Institutions”, “we” or “us”). We, in such capacities, will perform the duties and exercise the authority customarily performed and exercised by us in such roles. You agree that Barclays will have “left” placement in any and all marketing materials or other documentation used in connection with the Facilities and the role and responsibilities customarily associated with such placement. You and we further agree that no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

3. Syndication.

Subject to Section 9 of this Commitment Letter, we reserve the right, prior to and/or after the execution of definitive documentation for the Facilities (which will be initially drafted by your counsel), to syndicate all or a portion of the Initial Lenders’ commitments with respect to the Facilities to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders and the Additional Initial Lenders, the “Lenders”) identified by us in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, any resales or assignments of the Senior Facility or the Senior Secured Bridge Loans by any Lender (including the Initial Lenders) on or following the date on which the Tender Offer and the Merger are consummated and the entering into of the Senior Facility (the “Closing Date”) shall be governed by the provisions of the Senior Facility or the Senior Secured Bridge Facility, as applicable, as set forth in the Term Sheets. Each Lender further agrees not to syndicate any of the commitments with respect to the Facilities to certain financial institutions and other entities that have been specified by you in writing on or prior to the date hereof or competitors of the Target and its subsidiaries specified by you in writing on or prior to the date hereof (it being understood that additional bona fide competitors of the Target may be designated in writing by you following the earlier to occur of a Successful Syndication (as defined in the Fee Letter) and 60 days after the Closing Date (collectively, the “Disqualified Lenders”); provided that, for the avoidance of doubt, any such additional designation shall not apply retroactively to any prior assignment to any Lender permitted hereunder at the time of such assignment). We intend to commence syndication efforts promptly upon the execution of this Commitment Letter, and you agree to actively assist us in completing a syndication that is reasonably satisfactory to us and you until the earlier to occur of a Successful Syndication and 60 days after the Closing Date. During such period, such assistance shall include (a) your using commercially reasonable efforts to ensure that any syndication efforts benefit from Sponsor’s and your existing lending and investment banking relationships and, to the extent practical and appropriate, the existing lending and investment banking relationships of the Target and its subsidiaries, (b) direct contact between appropriate members of senior management, certain representatives and certain non-

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legal advisors of you (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause direct contact between appropriate members of senior management, certain representatives and certain non-legal advisors of the Target and its subsidiaries) and the proposed Lenders, in all such cases at times mutually agreed upon, (c) assistance by you and the Sponsor (and, subject always to the extent expressly provided in the Merger Agreement, your using commercially reasonable efforts to cause the assistance by the Target and its subsidiaries) in the preparation of a customary Confidential Information Memorandum for each of the Facilities and other customary marketing materials to be used in connection with the syndication of the Facilities, (d) your using commercially reasonable efforts to obtain (which use of commercially reasonable efforts shall not require you to change the proposed terms of the Facilities), upon our request, prior to the commencement of general syndication of the Facilities, (i) public ratings for the Senior Facility, the Senior Secured Notes and/or the Senior Secured Bridge Facility and (ii) a public corporate credit rating and public corporate family rating in respect of the Borrower, in each case, from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively and (e) the hosting, with the Arrangers, of up to three general meetings of prospective Lenders at times and locations mutually agreed upon. Without limiting your obligations to assist with syndication efforts as set forth above, neither the receipt of such ratings nor the commencement, conduct or completion of such syndication is a condition to the commitments or the funding of the Facilities on the Closing Date.

You agree, at the request of the Arrangers, to assist us in the preparation of a version of the Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication of the Facilities, consisting exclusively of information and documentation that is either publicly available or not material (or, in the case of a company that is not a public reporting company, information of a type that would reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target and their respective subsidiaries, taken as a whole, or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being “Public Lender Information”). Any information and documentation that is not Public Lender Information is referred to herein as “Private Lender Information”. It is understood that, in connection with your assistance described above, customary authorization letters, consistent with the terms of this Commitment Letter, will be included in any information package and presentation whereby you authorize the distribution of such information to prospective Lenders containing a representation substantially consistent with the first sentence of Section 4 of this Commitment Letter and a representation by you to the Financial Institutions that the Public Lender Information does not include material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) about Holdings, the Borrower, the Target or any of their subsidiaries or their respective securities and exculpating us with respect to any liability related to the use of the contents of such Public Lender Information or any related marketing material by the recipients thereof. You acknowledge and agree that, subject to the confidentiality and other provisions of Section 12 of this Commitment Letter, the following documents may be distributed to potential Lenders wishing to receive only Public Lender Information (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such

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documents and comply with applicable securities law disclosure obligations): (a) term sheets and drafts that are not marked confidential and final definitive documentation with respect to the Facilities; provided that, for the avoidance of doubt, no such term sheets may be distributed to any potential Lenders unless approved by us; (b) administrative materials prepared by the Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda); and (c) notification of changes in the previously disclosed terms of the Facilities. You also agree to use commercially reasonable efforts to identify that portion of any other Information (as defined below) or Projections (as defined below) (collectively, the “Borrower Materials”) to be distributed to “public side” lenders (i.e., lenders that do not wish to receive material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target or any of their subsidiaries or any of their respective securities), including by clearly and conspicuously marking such materials “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof. By marking Borrower Materials “PUBLIC”, you shall be deemed to have authorized the Arrangers and the proposed Lenders to treat such Borrower Materials as not containing any material non-public information (or, in the case of a company that is not a public reporting company, material information of a type that would not reasonably be expected to be publicly available if such company were a public reporting company) with respect to Holdings, the Borrower, the Target or any of their subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (it being understood that you shall not be under any obligation to mark any Borrower Materials “PUBLIC”). You hereby acknowledge and agree that any Borrower Materials that are not marked “PUBLIC” shall be treated as Private Lender Information by us.

The Lead Arrangers will manage all aspects of any syndication in consultation with you, including (in each case subject to the provisions set forth in this Commitment Letter), decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders, any naming rights and the amount and distribution of fees among the Lenders. To assist the Arrangers in their syndication efforts, you agree promptly to prepare and provide (and, subject always to the extent provided in the Merger Agreement, to use commercially reasonable efforts to cause the Target and its subsidiaries to provide) to the Arrangers all customary information reasonably requested by the Lead Arrangers that is reasonably available to you with respect to Holdings, the Borrower, the Target and their respective subsidiaries, and the Transactions, including customary financial information and projections (the “Projections”), as the Lead Arrangers may reasonably request in connection with the structuring, arrangement and syndication of the Facilities. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Arrangers as a condition precedent to closing shall be those required to be delivered pursuant to Exhibit D hereof.

You hereby agree that, prior to the earlier of a Successful Syndication and 60 days after the Closing Date, there shall be no competing issues, offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of you or the Borrower, and you will use commercially reasonable efforts to ensure that there are no competing issues,

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offerings or placements of debt securities or commercial bank or other credit facilities by or on behalf of the Target or its subsidiaries, being offered, placed or arranged (other than the Facilities, the Senior Secured Notes or any indebtedness of the Target and its subsidiaries permitted to be incurred or outstanding pursuant to the Merger Agreement and other indebtedness incurred in the ordinary course of business of the Target and its subsidiaries for capital expenditures and working capital purposes), without the consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities or the offering of the Senior Secured Notes.

4. Information.

You hereby represent that (with respect to information relating to the Target and its subsidiaries, to the best of your knowledge) (a) all written factual information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) that has been or will be made available to us by you, the Target, the Sponsor or any of your or their representatives on your behalf in connection with the transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates provided thereto) and (b) the Projections and other forward looking information that have been or will be made available to us by you, the Target, the Sponsor or any of your or their respective representatives on your behalf in connection with the transactions contemplated hereby have been or will be prepared in good faith based upon assumptions that you believe to be reasonable at the time made and at the time such Projections are made available to us; it being understood by the Lenders that such Projections are as to future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that, if at any time prior to the later of (i) the Closing Date and (ii) the earlier of the occurrence of a Successful Syndication and the date that is 60 days after the Closing Date, you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to Information and Projections and any forward looking information relating to the Target and its subsidiaries) in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will use commercially reasonable efforts to promptly supplement the Information and the Projections so that such representations will be correct (to the best of your knowledge with respect to Information and Projections relating to the Target and its subsidiaries) in all material respects under those circumstances. In arranging and syndicating the Facilities, we will be entitled to use and rely on the Information and the Projections without responsibility for independent verification thereof.

5. Fees.

As consideration for the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, you agree to pay (or to cause the Borrower

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to pay) to us the fees set forth in this Commitment Letter and in the fee letter dated the date hereof and delivered herewith with respect to the Facilities (the “Fee Letter”) on the terms and subject to the conditions set forth therein. Once paid, such fees shall not be refundable under any circumstances except as agreed to between you and us.

6. Conditions Precedent.

The Initial Lenders’ obligations to fund their respective commitments hereunder, and our agreements to perform the services described herein, are subject solely to (a) the execution and delivery of definitive documentation with respect to the Facilities by the Borrower and the Guarantors on the terms set forth in the Term Sheets, consistent with the Documentation Precedent (as defined in the Fee Letter), and (b) the satisfaction (or waiver by the Initial Lenders) in all material respects of the conditions set forth in the paragraph titled “Conditions Precedent to Closing” in the Senior Facility Term Sheet, in the paragraph titled “Conditions Precedent to Initial Borrowing” in the Senior Secured Bridge Facility Term Sheet, and Exhibit D hereto. There shall be no conditions to closing and funding other than those expressly referred to in this Section 6.

7. Indemnification; Expenses.

You agree (a) to indemnify and hold harmless each Financial Institution and its affiliates, and their respective officers, directors, employees, agents, controlling persons, members and representatives of each Financial Institution and its affiliates and the successors and assigns of each of the foregoing (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Transactions, the Facilities, the use or intended use of the proceeds of the Facilities or any related transaction or any actual or threatened claim, actions, suits, inquiries, litigation, investigation or proceeding (any such claim, actions, suits, inquiries, litigation, investigation or proceeding, a “Proceeding”) relating to any of the foregoing, regardless of whether any such Indemnified Person is a party thereto (and regardless of whether such matter is initiated by you, your or the Target’s equity holders, creditors or any other third party or by Holdings, the Target or any of their respective subsidiaries or affiliates), and to reimburse each such Indemnified Person promptly upon demand for any reasonable documented out-of-pocket legal expenses incurred in connection with investigating or defending any of the foregoing by one firm of counsel for all Indemnified Persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) and other reasonable documented out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing or in connection with the enforcement of any provision of this Commitment Letter or the Fee Letter; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to (A) losses, claims, damages, liabilities or related expenses (i) to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified

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Person or any of such Indemnified Person’s controlled or controlling affiliates or any of its or their respective officers, directors, employees, agents, controlling persons, members or representatives (collectively, such Indemnified Person’s “Related Persons”) (provided that each reference to “representatives” pertains solely to such representatives involved in the negotiation of this Commitment Letter or syndication of the Facilities), or (ii) arising out of a material breach by such Indemnified Person (or any of such Indemnified Person’s Related Persons) of its obligations under this Commitment Letter (as determined by a court of competent jurisdiction in a final and non-appealable judgment), or (iii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your respective affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Financial Institution in its capacity or in fulfilling its role as an Administrative Agent, collateral agent, other agent or Arranger under the Facilities), (B) any settlement entered into by such Indemnified Person (or any of such Indemnified Person’s Related Persons) without your written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the foregoing indemnity will apply to any such settlement in the event that you were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, or (C) any expenses of the type referred to in clause (b) of this sentence except to the extent such expenses would otherwise be of the type referred to in clause (a), and (b) in the event the Closing Date occurs, to reimburse the Financial Institutions from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented out-of-pocket expenses (including but not limited to expenses of our due diligence investigation, fees of consultants hired with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and fees, disbursements and other charges of counsel identified in the Term Sheets and of a single firm of local counsel to the Arrangers in each appropriate jurisdiction retained with your prior written consent (such consent not to be unreasonably withheld or delayed) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person), in each case, incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the definitive documentation for the Facilities and any ancillary documents or security arrangements in connection therewith. It is further agreed that the Financial Institutions shall have no liability to any person other than you, and you shall have no liability to any person other than the Financial Institutions and the Indemnified Persons in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. No Indemnified Person shall be liable for any damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. None of the Indemnified Persons or (except solely as a result of your indemnification obligations set forth above to the extent an Indemnified Person is found so liable) you, the Sponsor or any of your or its respective affiliates or the respective directors, officers, employees, advisors, and agents of the foregoing shall be liable for any indirect, special,

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punitive or consequential damages in connection with this Commitment Letter, the Fee Letter, the Facilities or the transactions contemplated hereby. The provisions of this Section 7 shall be superseded in each case by the applicable provisions contained in the definitive documentation for the Facilities, to the extent covered thereby, upon execution thereof and thereafter shall have no further force and effect. You shall not, without the prior written consent of each applicable Indemnified Person (which consent, except with respect to a settlement including a statement of the type referred to in clause (y) below, shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings, (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person and (z) includes customary confidentiality and non-disparagement agreements.

8. Sharing Information; Absence of Fiduciary Relationship; Affiliate Activities.

You acknowledge that we may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. We will not furnish confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you to other companies. You also acknowledge that we do not have any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies.

You further acknowledge and agree that (a) each Financial Institution will act as an independent contractor and no fiduciary, advisory or agency relationship between you and us is intended to be or has been created in respect of any of the transactions contemplated by this Commitment Letter, irrespective of whether we have advised or are advising you on other matters, (b) each Financial Institution is acting solely as a principal and not as an agent of yours hereunder and the Financial Institutions, on the one hand, and you, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do you rely on, any fiduciary duty on the part of us, (c) you are capable of evaluating and understanding, and you understand and accept, the terms, risks and conditions of the transactions contemplated by this Commitment Letter, (d) you have been advised that we are engaged in a broad range of transactions that may involve interests that differ from your interests and that we do not have any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and (e) you waive, to the fullest extent permitted by law, any claims you may have against us for breach of fiduciary duty or alleged breach of fiduciary duty and agree that we shall not have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees or creditors.

You further acknowledge that each Financial Institution is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, we may provide

9

investment banking and other financial services to, and/or acquire, hold or sell, for our own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you, Holdings, the Borrower, the Target and its subsidiaries and other companies with which you, Holdings, the Borrower or the Target or its subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by us, or any of our customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

9. Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by any party hereto (other than by you to the Borrower or a domestic affiliate of yours newly formed for the purpose of consummating the Transactions (other than any portfolio company of the Sponsor), in any case that will, immediately after giving effect to the Transactions, (i) own (directly or indirectly), the Target or be a successor to the Target and (ii) be controlled by the Sponsor), without the prior written consent of each other party hereto (not to be unreasonably withheld) and any attempted assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto (and Indemnified Persons), and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons to the extent expressly provided for herein); provided that each Initial Lender may assign its commitments hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective Lenders, provided, further, that, except for assignments to Additional Initial Lenders as set forth above, such Initial Lender shall not be released from the portion of its commitments hereunder so assigned to the extent such assignee fails to fund the portion of the commitments assigned to it on the Closing Date notwithstanding the satisfaction of the conditions to such funding set forth herein. Unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred. Any and all obligations of, and services to be provided by, each of us hereunder (including, without limitation, our commitments as an Initial Lender) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches and, in connection with such performance or exercise, we may, subject to Section 12, exchange with such affiliate or branches information concerning you and your affiliates that may be the subject of the transactions contemplated hereby and, to the extent so employed, such affiliates and branches shall be entitled to the benefits afforded to us hereunder and be subject to the obligations undertaken by us hereunder.

This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by us and you.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. Section headings used herein are for convenience of reference only, are not part of this

10

Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.

You acknowledge that information and documents relating to the Facilities may be transmitted through Syndtrak, Intralinks, the internet, e-mail or similar electronic transmission systems, and that no Indemnified Person or any of its Related Persons shall be liable for any damages arising from the unauthorized use by others of information or documents transmitted in such manner except to the extent they are found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its Related Persons. We may, in consultation with you, place customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the Internet or worldwide web as we may choose, and circulate similar promotional materials, after the closing of the Transactions in the form of a “tombstone” or otherwise describing the names of the Borrower and its affiliates (or any of them), and the amount, type and closing date of such Transactions, all at the expense of the applicable Financial Institution. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Facilities. THIS COMMITMENT LETTER, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY TO THIS COMMITMENT LETTER, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY PRINCIPLE OF CONFLICTS OF LAW THAT COULD REQUIRE THE APPLICATION OF ANY OTHER LAW; provided, however, that (A) the interpretation of the definition of “Material Adverse Effect” and whether or not a Material Adverse Effect has occurred (in each case solely for purposes of the conditions to funding of the Facilities on the Closing Date), (B) the determination as to whether the Tender Offer and the Merger have been consummated in accordance with the terms of the Merger Agreement and (C) the determination of the accuracy of any Target Representations (as defined in Exhibit D) and whether as a result of any inaccuracy thereof you have (or any of your assignees under the Merger Agreement has) a right to terminate your or their obligations thereunder or to not consummate the Merger shall be governed by the law governing the Merger Agreement.

10. Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, and agrees that all claims in respect of any such action or proceeding shall be brought, heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any

11

such New York State or Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us at the respective addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

11. Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

12. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of the Fee Letter and its terms or substance or this Commitment Letter and its terms or substance, shall be disclosed, directly or indirectly, by you to any other person except (a) to the Investors and to your and the Investors’ respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter on a confidential basis or (b) pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities (in which case you agree to inform us promptly thereof to the extent permitted by law); provided, that (x) you may disclose this Commitment Letter and the contents hereof (but not the Fee Letter or the contents thereof other than pursuant to clause (i) below and only if redacted in a manner reasonably satisfactory to the Arrangers) (i) to the Target and its subsidiaries and their respective officers, directors, employees, attorneys, agents, accountants, advisors, controlling persons and equity holders who are directly involved in the consideration of this matter, in each case on a confidential basis, (ii) in any syndication or other marketing materials, prospectus or other offering memorandum, or any public or regulatory filing in each case relating to the Facilities or the Senior Secured Notes, (iii) to any rating agencies, (iv) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers and (v) to the extent such information becomes publicly available other than by reason of improper disclosure by you in violation of any confidentiality obligations hereunder; (y) you may disclose the aggregate amounts contained in the Fee Letter as part of the Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities and/or the Senior Secured Notes or to the extent customary or required in any public or regulatory filing relating to the Transactions; and (z) after your acceptance hereof, you may disclose the Fee Letter and the contents thereof to prospective Additional Initial Lenders who have agreed to be bound by confidentiality restrictions with respect thereto on substantially the terms set forth in the next

12

paragraph; provided, further that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and the contents thereof) after the Closing Date.

We shall use all non-public information received by us and our affiliates in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letter, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies, (b) to any Lenders, participants or hedging counterparties or prospective Lenders, participants or hedging counterparties who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent permitted by law), (d) upon the request or demand of any regulatory authority having or asserting jurisdiction over us or our respective affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and each of us shall be responsible for our respective Representatives’ compliance with this paragraph), (f) to any of our respective affiliates and their Representatives (provided, that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and each of us shall be responsible for our respective affiliates’ and their Representatives’ compliance with this paragraph) to be utilized solely in connection with rendering services to you or the Borrower in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our respective affiliates or any of our respective Representatives in breach of this Commitment Letter, (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you, the Target or any of your or its respective affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law) or (k) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Transactions or is independently developed by us; provided, that the disclosure of any such information to any Lenders, prospective Lenders, participants, prospective participants, hedging counterparties or prospective hedging counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender, prospective Lender, participant, prospective participant, hedging counterparty or prospective hedging counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information; provided, further, that no disclosure of any information may be made to any person that is or

13

would constitute a Disqualified Lender. The provisions of this paragraph shall automatically terminate and be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon entering thereinto or the initial funding thereunder, as applicable, and shall in any event automatically terminate two years following the date of this Commitment Letter. Please note that we and our affiliates do not provide tax, accounting or legal advice. Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies to the extent required by applicable law.

13. Surviving Provisions.

The compensation, reimbursement, indemnification, absence of fiduciary relationship, confidentiality, syndication, information, jurisdiction, governing law and waiver of jury trial provisions contained herein and in the Fee Letter and the provisions of Section 8 of this Commitment Letter shall remain in full force and effect in accordance with their terms notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder and our agreements to perform the services described herein; provided, that your obligations under this Commitment Letter and the Fee Letter, other than those provisions relating to confidentiality, compensation and to the syndication of the Facilities, shall automatically terminate and be superseded by the definitive documentation relating to the Facilities on the terms set forth in the Term Sheets upon the initial funding thereunder or entering thereinto, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Facilities (or portion thereof pro rata among the Initial Lenders) hereunder at any time subject to the preceding sentence.

14. PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each Lender is required to obtain, verify and record information that identifies the Borrower, and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such Lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each Financial Institution and each Lender.

15. Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on March 13, 2016. The Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence. In the event that (i) the Closing Date does not occur on or before the Outside Date (as defined in the Merger Agreement on the date hereof, as such date may be extended pursuant to the first proviso to

14

Section 7.01(b)(i) of the Merger Agreement in effect on the date hereof (but in any event not extended pursuant to such proviso later than August 4, 2016), (ii) the Merger Agreement is validly terminated in accordance with its terms without the consummation of the Merger having occurred or (iii) the closing of the Merger (x) in the case of the Senior Facility, without entering into the Senior Facility or (y) in the case of the Senior Secured Bridge Facility, without the use of the Senior Secured Bridge Facility, then this Commitment Letter and the Initial Lenders’ commitments hereunder, and our agreements to perform the services described herein, shall automatically terminate without further action or notice and without further obligation to you unless we shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Merger.

Very truly yours,

BARCLAYS BANK PLC

By:	/s/ Regina Tarone
Name: Regina Tarone
Title: Managing Director

[Project Crisp Commitment Letter - Signature Page]

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: JAMES S. WOLFE
Title: MANAGING DIRECTOR HEAD OF GLOBAL LEVERAGED FINANCE

Project Crisp Commitment Letter - Signature Page

JEFFERIES FINANCE LLC

By:	/s/ Brian Buoye
Name: Brian Buoye
Title: Managing Director

[Project Crisp Commitment Letter - Signature Page]

MIHI LLC

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Authorized Signatory

By:	/s/ Andrew Underwood
Name: Andrew Underwood
Title: Authorized Signatory

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Ayesha Farooqi
Name: Ayesha Farooqi
Title: Managing Director

By:	/s/ Andrew Underwood
Name: Andrew Underwood
Title: Managing Director

[Project Crisp Commitment Letter - Signature Page]

Accepted and agreed to as of the date first above written:

POMEGRANATE HOLDINGS, INC.

By:	/s/ Laurie D. Medley
Name: Laurie D. Medley
Title: Vice President

[Project Crisp Commitment Letter - Signature Page]

EXHIBIT A

Project Crisp

$100 million Senior Secured Superpriority Revolving Facility

$800 million Senior Secured Bridge Facility

Transaction Description2

Holdings and Merger Sub intend to enter into the Merger Agreement with the Target. Holdings will be controlled by investment funds, or affiliates of investment funds, advised, managed or controlled by Apollo Global Management, LLC or its affiliates (collectively, the “Sponsor”) and, at the Sponsor’s election, certain co-investors arranged or designated by the Sponsor (collectively with the Sponsor, the “Investors”).

Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Target, with the Target surviving such merger as a direct or indirect wholly-owned subsidiary of Holdings (the “Merger”). Prior to the Closing Date, Merger Sub shall commence a tender offer to purchase all of the shares of common stock of the Target (the “Tender Offer”) and, if such shares are accepted for purchase pursuant to the terms of the Merger Agreement and the Tender Offer, such purchase will occur on the Closing Date prior to such merger. The term “Borrower” means (i) prior to the Merger, Merger Sub and (ii) thereafter, the Target as the survivor in the Merger.

In connection with the Merger, it is intended that:

1. the Investors will contribute an amount in cash (the “Equity Contribution”) to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Banks, and which shall be further contributed to the Borrower in the form of common equity, which would cause the equity interests of Holdings (including roll-over or contributed equity in an amount not to exceed 10% of the total pro forma consolidated capitalization of Holdings), to represent not less than 35% of the total pro forma consolidated capitalization of Holdings (to be defined as the sum of (x) 100% of the aggregate principal amount of funded debt for borrowed money (excluding for purposes of this determination increased levels of debt as a result of all OID and/or upfront fees in respect of the Facilities, the Securities (as defined in the Fee Letter) and/or the Senior Secured Notes in connection with the exercise of “Market Flex” and/or “Securities Demand” provisions under the Fee Letter and any outstanding letters of credit (to the extent undrawn)) and (y) the total amount of equity (including roll-over and contributed equity); provided that the Sponsor shall directly or indirectly (whether by contract or otherwise) control not less than a majority of the voting and economic interests in Holdings on the Closing Date after giving effect to the Transactions (as defined below);

[2]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. A-1

2. the Borrower will obtain the senior secured superpriority revolving credit facility described in the Senior Facility Term Sheet in an aggregate principal amount of up to $100 million (the “Revolving Facility” or the “Senior Facility”);

3. the Borrower will, at its option, either (i) issue senior secured notes (the “Senior Secured Notes”) in a Rule 144A or other private placement yielding up to $800 million in aggregate gross cash proceeds and/or (ii) if any or all of the Senior Secured Notes are not issued on or prior to the Closing Date and the proceeds thereof made available to the Borrower on the Closing Date, borrow up to such unissued amount in the form of senior secured bridge loans (the “Senior Secured Bridge Loans”) under a new senior secured bridge loan facility described in the Senior Secured Bridge Term Sheet (the “Senior Secured Bridge Facility”);

4. indebtedness under the Credit Agreement dated as of June 12, 2014 among the Target, the lenders party thereto and Bank of America, N.A., as administrative agent, will be repaid, prepaid, redeemed or discharged or arrangements reasonably satisfactory to the Agent for such repayment, prepayment, redemption or discharge shall have been made (other than in respect of letters of credit that are either rolled into or back-stopped by letter(s) of credit issued under the Revolving Facility or cash collateralized by the Borrower) and all commitments thereunder will be terminated on or prior to the Closing Date (the “Refinanced Indebtedness”); and

5. fees and expenses incurred in connection with the foregoing will be paid.

The Merger, the Tender Offer and the other transactions described in this Exhibit A are collectively referred to herein as the “Transactions”.

Exh. A-2

EXHIBIT B

Project Crisp

$100 million Senior Secured Superpriority Revolving Facility

Summary of Principal Terms and Conditions3

Borrower:	As set forth in Exhibit A to the Commitment Letter.

Transactions:	As set forth in Exhibit A to the Commitment Letter.

Agent:	Barclays, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Senior Facility (in such capacities, the “Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Lead Arrangers:	Barclays, RBC, Jefferies and Macquarie Capital will act as lead arrangers for the Senior Facility (the “Bank Lead Arranger” and, together with any additional lead arrangers appointed by the Borrower, each in such capacity, an “Arranger” and, collectively, the “Arrangers”), and will perform the duties customarily associated with such role. Other joint lead arrangers may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”).

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Definitive Documentation:	The definitive documentation shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent (as defined in the Fee Letter) (the “Senior Facility Loan Documentation”).

Senior Facility:	A senior secured superpriority revolving credit facility in an aggregate principal amount of up to $100 million (together with the swingline facility referred to below, the “Revolving Facility”

[3]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. B-1

or the “Senior Facility”), under which the Borrower may borrow loans from time to time (the “Revolving Loans”) and up to $40 million of which will be available through a subfacility in the form of letters of credit for the account of the Borrower or any of its subsidiaries as described below. The Revolving Facility shall be funded in United States dollars or other currencies to be agreed.

In connection with the Revolving Facility, the Agent (in such capacity, the “Swingline Lender”) will make available to the Borrower, upon same-day notice, a swingline facility under which the Borrower may make short-term borrowings in United States dollars of up to an aggregate amount to be agreed upon. Except for purposes of calculating the commitment fee described in Annex B-I hereto, such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

The Senior Facility Loan Documentation will include customary provisions consistent with the Documentation Precedent to protect the Swingline Lender in the event any Lender under the Revolving Facility is a “Defaulting Lender” (to be defined in a manner consistent with the Documentation Precedent).

Incremental Facilities:	The Borrower will be permitted to increase the Revolving Facility or add one or more additional superpriority revolving or term loan credit facilities or one or more additional term loan credit facilities (collectively, the “Incremental Facilities”);

provided that:

(i) the aggregate principal amount of all Incremental Facilities outstanding at any time shall not exceed the sum of (x) the Superpriority Incremental Amount (as defined in the Fee Letter) (minus amounts outstanding under the Pari Incremental Basket (as defined below)) plus (y) any amounts (provided that, for the avoidance of doubt, no amounts incurred under this clause (y) shall be superpriority) so long as, in the case of this clause (y), on the date of incurrence thereof (or, at the option of the Borrower, on the date of establishment of the commitments in respect thereof), in each case after giving effect to such incurrence (or establishment of commitments) (and assuming such Incremental Facility is fully drawn) and the use of proceeds thereof, (i) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank pari passu with the liens on the

Exh. B-2

Collateral securing the Senior Facility, the Senior Secured Bridge Facility and/or the Senior Secured Notes, the ratio of funded debt outstanding under the Senior Facility, the Senior Secured Bridge Facility and/or the Senior Secured Notes plus all other funded debt outstanding that is secured by a lien on the Collateral that is pari passu with the liens securing the Senior Facility, the Senior Secured Bridge Facility and the Senior Secured Notes plus any capital leases (other than with respect to store leases) (net of unrestricted cash and cash equivalents (other than, for the avoidance of doubt, the cash proceeds of such Incremental Facility on the date of incurrence)) to EBITDA (the “Net First Lien Leverage Ratio”) on a Pro Forma Basis does not exceed the First Lien Incurrence Ratio (as defined in the Fee Letter) (with it being understood and agreed that the liens on the Collateral securing the Senior Facility, the Senior Secured Bridge Facility and the Senior Secured Notes are all pari passu with each other notwithstanding the different payment priority given the superpriority nature of the Senior Facility) and (ii) in the case of loans under such Incremental Facilities secured by liens on the Collateral that rank junior to the liens on the Collateral securing the Senior Facility, the Senior Secured Bridge Facility and/or the Senior Secured Notes, the ratio of all funded debt outstanding that is secured by a lien on the Collateral plus any capital leases (other than with respect to store leases) (net of unrestricted cash and cash equivalents (other than, for the avoidance of doubt, the cash proceeds of such Incremental Facility on the date of incurrence)) to EBITDA (the “Net Secured Leverage Ratio”) on a Pro Forma Basis does not exceed the Secured Leverage Incurrence Ratio (as defined in the Fee Letter) plus (z) the amount of any prepayment accompanied by a permanent reduction in the commitments in respect of the Revolving Facility;

(ii) to the extent required by the applicable incremental assumption agreement, no default or event of default shall have occurred and be continuing or would result therefrom (but in any case, if any such Incremental Facility is established for a purpose other than an acquisition that is permitted by the definitive documentation, no payment or bankruptcy event of default shall have occurred and be continuing or would result therefrom);

(iii) the loans under such additional credit facilities shall be senior secured obligations and shall rank pari passu with or, at the Borrower’s option, junior in right of security to the Senior Facility; provided, that, (x) if such additional credit facilities rank junior in right of security with the Senior Facility, (a) such additional credit facilities will be established as a separate facility from the Senior Facility and (b) such Incremental Facilities shall

Exh. B-3

be subject to an intercreditor agreement consistent with the Documentation Precedent, (y) no Incremental Facility may be secured by assets other than Collateral and (z) there shall be no borrowers or guarantors in respect of any Incremental Facilities that are not the Borrower or a Guarantor;

(iv) the additional revolving loan commitments will mature no earlier than the Revolving Facility and shall have no amortization and all other terms of any such additional revolving loan commitments (other than pricing or maturity) shall be substantially similar to the Revolving Facility or otherwise reasonably acceptable to the Agent;

(v) the loans under any additional term loan facilities (A) will mature at least 91 days after the Revolving Facility, (B) include only such amortization and mandatory prepayments as are customary for term loans of that type and (C) all other terms of any such additional term loan facility (other than pricing, amortization, maturity, mandatory prepayments or ranking as to security or other modifications customary for a term loan facility) shall be substantially similar to the Revolving Facility or otherwise reasonably acceptable to the Agent;

(vi) with respect to borrowings and prepayments of Incremental Facilities constituting revolving loans, such Incremental Facilities shall not participate on a greater than pro rata basis than the Revolving Facility;

(vii) any Incremental Facilities may include additional or more onerous financial maintenance covenants (each, a “Previously Absent Financial Maintenance Covenant”) so long as, if the Incremental Facility consists of a revolving credit facility or term loans for which a Previously Absent Financial Maintenance Covenant will apply, such Previously Absent Financial Maintenance Covenant is added for the benefit of the existing Senior Facility (it being understood and agreed that no existing Lender consent shall be required in order to add any such Previously Absent Financial Maintenance Covenant to the existing Senior Facility); and

(viii) the interest rate margins and original issue discount or upfront fees (if any) and interest rate floors (if any) applicable to any Incremental Facility shall be determined by the Borrower and the lenders thereunder; provided that if the “yield” (to be defined to include upfront fees and original issue discount on customary terms and any interest rate floor but excluding any structuring, commitment and arranger fees or similar fees) of any Incremental

Exh. B-4

Facility that is a “superpriority” loan and that is secured by pari passu liens on the Collateral (as defined below) exceeds the “yield” on the Revolving Facility by more than 50 basis points, the applicable margin for the Revolving Facility shall be increased to the extent necessary so that the “yield” on the Revolving Facility is 50 basis points less than the “yield” on such Incremental Facility.

Term Loan MFN Protection:	Any MFN protection for the benefit of lenders providing an Incremental Facility in the form of term loans shall be as agreed between the Borrower and the providers of such Incremental Facility prior to or substantially concurrently with the Borrower entering into such Incremental Facility (the “Term Loan MFN”).

Purpose:	The proceeds of loans under the Revolving Facility will be used by the Borrower from time to time on or after the Closing Date to finance the Transactions and for general corporate purposes (including without limitation, for permitted acquisitions and transaction costs); provided that the amount of loans under the Revolving Facility permitted to be incurred on the Closing Date shall be subject to the restrictions set forth in the “Availability” section below.

Refinancing Facilities/ Refinancing Notes:	The Senior Facility Loan Documentation will permit the Borrower to replace commitments under the Revolving Facility from time to time, in whole or part, with one or more new term facilities (each, a “Refinancing Term Facility”) or new revolving credit facilities (each, a “Refinancing Revolving Facility”; the Refinancing Term Facilities and the Refinancing Revolving Facilities are collectively referred to as “Refinancing Facilities”), respectively, under the Senior Facility Loan Documentation with the consent of the Borrower, and the institutions providing such Refinancing Term Facility or Refinancing Revolving Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans that will be secured by the Collateral on a pari passu basis with the Senior Facility or secured notes or loans that are junior in right of security in the Collateral (any such notes or loans, “Refinancing Notes”); provided that (i) any Refinancing Term Facility or Refinancing Notes do not mature prior to the maturity date of, or have a shorter weighted average life than, or, with respect to notes, have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the loans under the Revolving Facility being refinanced, (ii) any Refinancing Revolving Facility does not mature (or require commitment reductions or amortization) prior to the maturity date of the revolving

Exh. B-5

commitments being refinanced or replaced, (iii) there shall be no borrowers or guarantors in respect of any Refinancing Facility or Refinancing Notes that are not the Borrower or a Guarantor, (iv) the other terms and conditions, taken as a whole, of any such Refinancing Term Facility, Refinancing Revolving Facility or Refinancing Notes (excluding pricing, mandatory prepayment, optional prepayment or redemption terms and other terms customary for a term loan facility) are substantially similar to, or not materially less favorable to the Borrower and its subsidiaries, than, the terms and conditions, taken as a whole, applicable to the revolving commitments being refinanced or replaced (except for covenants or other provisions applicable only to periods after the latest final maturity date of the Revolving Facility existing at the time of such refinancing or that are otherwise reasonably satisfactory to the Agent), (v) with respect to (1) Refinancing Notes secured by Collateral or (2) any Refinancing Term Facility secured by liens on the Collateral, such agreements or liens will be subject to an intercreditor agreement consistent with the Documentation Precedent or otherwise reasonably acceptable to the Agent and all Refinancing Facilities and Refinancing Notes shall be subject to the superpriority structure and shall not have a higher position in such structure than the debt being refinanced and (vi) the aggregate principal amount of any Refinancing Facility or Refinancing Notes shall not be greater than the aggregate committed amount of the Revolving Facility being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Revolving Facility being refinanced or replaced will be permanently reduced substantially simultaneously with the issuance thereof.

Availability:	(A) From and after the Closing Date, the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts and upon notice to be agreed upon but consistent with the Documentation Precedent; provided that the amount of loans under the Revolving Facility that may be borrowed on the Closing Date shall be limited to an amount sufficient to fund (i) any OID or upfront fees required to be funded on the Closing Date as a result of the “Market Flex” or “Securities Demand” provisions in the Fee Letter, (ii) any ordinary course working capital requirements of the Borrower and its subsidiaries on the Closing Date and (iii) an additional amount; provided that amounts under clause (ii) and clause (iii) shall not exceed the Closing Date Revolver Additional Amount (as defined in the Fee Letter). Amounts repaid or prepaid under the Revolving Facility may be reborrowed.

Exh. B-6

(B) The full amount of the letter of credit subfacility shall be available on and after the Closing Date.

Interest Rates and Fees:	As set forth on Annex B-I hereto.

Default Rate:	With respect to overdue principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans (as defined in Annex B-I hereto) plus 2.00% per annum and in each case, shall be payable on demand.

Letters of Credit:	Letters of credit under the Revolving Facility will be issued by each Lender (other than Macquarie Lender) under the Revolving Facility (each, in such capacity, an “Issuing Bank”), with each such Issuing Bank agreeing to issue such letters of credit in an aggregate amount at any time outstanding up to its pro rata share of the letter of credit sublimit (determined by reference to its pro rata share of the commitments under the Revolving Facility; provided, that, the letter of credit sublimit for the Agent will be based on its Revolving Facility commitment plus the Revolving Facility commitment of Macquarie Lender). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance (or such longer period as may be agreed by the relevant Issuing Bank and the Borrower) and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided, however, that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above, except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank). No Issuing Bank shall be required to issue documentary or trade Letters of Credit unless it agrees to do so in its sole discretion.

Existing letters of credit may be rolled over or back-stopped under the Revolving Facility on the Closing Date. Letters of credit shall be issued in United States dollars or other currencies to be agreed.

Drawings under any letter of credit shall be reimbursed by the Borrower within 1 business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank; provided that if such notice is received by 11:00 a.m., New York City time, such reimbursement shall occur on the same day. To the extent that the Borrower does not reimburse the Issuing Bank on such time frame, the Lenders under the Revolving Facility shall be irrevocably obligated to reimburse the Issuing Bank pro

Exh. B-7

rata based upon their respective Revolving Facility commitments.

The issuance of all letters of credit shall be subject to the customary procedures of the relevant Issuing Bank.

The Senior Facility Loan Documentation will include customary provisions consistent with the Documentation Precedent to protect the Issuing Bank in the event any Lender under the Revolving Facility is a Defaulting Lender.

Final Maturity and Amortization:	The Revolving Facility will mature and the commitments thereunder will terminate on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrower under the Senior Facility and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, any Arranger, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”) will be unconditionally guaranteed (the “Guarantees”) by (i) Holdings and (ii) each existing and subsequently acquired or organized wholly-owned domestic subsidiary of the Borrower (other than domestic subsidiaries that are subsidiaries of foreign subsidiaries) (the “Subsidiary Guarantors” and, together with Holdings, the “Guarantors”), subject to exceptions to be agreed upon, including, without limitation, (a) unrestricted subsidiaries, (b) immaterial subsidiaries (to be defined in a manner consistent with the Documentation Precedent as to individual and aggregate revenues or assets excluded), (c) any subsidiary that is prohibited by applicable law, rule, regulation or contract (with respect to any such contractual restriction, only to the extent existing on the Closing Date or on the date the applicable person becomes a direct or indirect subsidiary of the Borrower and not entered into in contemplation thereof) from guaranteeing the Senior Facility or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee (unless such consent, approval, license or authorization has been received), (d) any subsidiary that becomes a subsidiary of Holdings after the Closing Date for which the providing of a Guarantee could reasonably be expected to result in a material adverse tax consequence to the Borrower or one of its subsidiaries as determined in good faith by the Borrower, (e) special purpose receivables or securitization entities designated by the Borrower and (f) in the case of any obligation under any Hedging

Exh. B-8

Arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act. Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Agent reasonably agree that the cost or other consequence of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the exceptions described below and other exceptions to be agreed upon, the Senior Facility, the Guarantees, and, at the option of the Borrower, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by (a) all of the equity interests of the Borrower directly held by Holdings and (b) substantially all the material owned assets of the Borrower and each Subsidiary Guarantor, in each case, whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (1) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any subsidiary (x) that is a foreign subsidiary of a domestic entity or (y) that owns no material assets (directly or through subsidiaries) other than equity interests of one or more foreign subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Internal Revenue Code of 1986, shall be limited to 65% of the voting capital stock and 100% of the non-voting capital stock of such subsidiary) and (2) perfected first-priority security interests in, and mortgages on, substantially all other material owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (with all required mortgages being permitted to be delivered on a post-closing basis).

Notwithstanding anything to the contrary, the Collateral shall exclude the following (collectively, the “Excluded Property”): (i) any fee-owned real property with a fair market value of less than an amount to be agreed and all leasehold interests in real property; (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights (other than to the extent such rights can be perfected by filing a UCC-1) and commercial tort claims with a value of less than an amount to be agreed; (iii) pledges and security interests prohibited by applicable law, rule, regulation or contractual obligation (with respect to any such contractual restriction permitted under the Senior Facility Loan Documentation and binding on such assets to the extent in existence on the Closing Date or the date of acquisition thereof

Exh. B-9

and not entered into in contemplation thereof (other than in connection with the incurrence of indebtedness of the type contemplated by clause (ii) of paragraph 4 under “Negative Covenants” below)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received); (iv) equity interests in any person other than wholly-owned subsidiaries to the extent the pledge thereof is not permitted by the terms of such person’s organizational documents, joint venture agreement or shareholder agreement; (v) assets to the extent a security interest in such assets could reasonably be expected to result in material adverse tax consequences as determined in good faith by the Borrower in consultation with the Agent; (vi) any lease, license or other agreement to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than Holdings, the Borrower or any Subsidiary Guarantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (vii) those assets as to which the Agent and the Borrower reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby; (viii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code; (ix) “intent-to-use” trademark applications prior to the filing of a statement of use in respect thereof; (x) assets of a special purpose subsidiary subject to liens securing permitted securitization financings (including receivables financings); (xi) other customary exclusions under applicable local law or in applicable local jurisdictions; (xii) any segregated accounts or funds held or received on behalf of third parties (other than the Borrower or any Guarantor); (xiii) any equipment or other asset subject to liens securing acquired debt (limited to the acquired assets), sale and leaseback transactions, capital lease obligations or other purchase money debt, in each case, permitted under the Senior Facility Loan Documentation, if the contract or other agreement providing for such debt or capital lease obligation prohibits or requires the consent of any person (other than Holdings, the Borrower or any Subsidiary Guarantor) as a condition to the creation of any other security interest on such

Exh. B-10

equipment or asset and, in each case, such prohibition or requirement is permitted under the Senior Facility Loan Documentation after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law, notwithstanding such prohibition; and (xiv) other exceptions to be mutually agreed upon. In addition, in no event shall (1) control agreements or control, lockbox or similar arrangements be required (other than delivery to the Agent of possessory certificates evidencing equity interests and instruments), (2) landlord, mortgagee and bailee waivers be required, (3) notices be required to be sent to account debtors or other contractual third parties prior to an event of default or (4) foreign-law governed security documents or perfection under foreign law be required. Notwithstanding the foregoing, the guarantee by Holdings will be recourse solely to the stock of the Borrower directly owned by Holdings.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be reasonably agreed.

The relative rights and priorities in the Collateral for each of the Senior Facility, the Senior Secured Bridge Facility (and/or any Senior Secured Notes) and any future indebtedness secured by liens on the Collateral that rank pari passu with the liens on the Collateral that secure the Senior Facility and the Senior Secured Bridge Facility (and/or any Senior Secured Notes) will be set forth in a customary pari passu intercreditor agreement as between the collateral agent for the Senior Facility and any collateral agent for such other superpriority debt permitted to be incurred hereunder (collectively, “Superpriority Facilities”), on the one hand, and the collateral agent for the Senior Secured Bridge Facility (and/or any Senior Secured Notes) and any collateral agent for such other future indebtedness secured by liens on the Collateral that rank pari passu with the liens on the Collateral securing the Senior Facility, Senior Secured Bridge Facility and/or the Senior Secured Notes (other than Superpriority Facilities), on the other hand, acknowledged by the Borrower,which will set forth the superpriority nature of the Senior Facility and any other Superpriority Facilities and will be reasonably satisfactory to the Agent and for the avoidance of doubt will include, without limitation, acknowledgement by the lenders under the Senior Secured Bridge Facility or holders of the Senior Secured Notes of the payment priority of the Superpriority

Exh. B-11

Facilities with respect to all payments (whether or not proceeds of Collateral) and that the Superpriority Facilities be treated as a separate and distinct creditor class from the Senior Secured Bridge Facility (and/or any Senior Secured Notes) for purposes of distributions and voting in bankruptcy (the “Intercreditor Agreement”); provided that without limiting the superpriority nature of the Superpriority Facilities as to all payments, any proceeds of the Collateral shall also be applied to the Superpriority Facilities prior to being applied to the Senior Secured Bridge Facility (and/or any Senior Secured Notes) or such other future indebtedness (it being understood that at no time shall such superpriority indebtedness, including any permitted refinancing indebtedness, exceed an amount equal to the Senior Facility (as in effect on the Closing Date) plus the Superpriority Incremental Amount plus a cushion to be agreed for debtor-in-possession financing). The Intercreditor Agreement will contain provisions (the “Waterfall Provisions”) that provide that following the occurrence of any event of default that has not been waived by the requisite number of lenders under the Senior Facility, any amounts or proceeds received from any source (whether or not proceeds of Collateral) in respect of the Superpriority Facilities, the Senior Secured Bridge Facility and/or the Senior Secured Notes, whether by sale of, collection from or other realization upon all or any part of the Collateral or otherwise shall be applied, first to pay or prepay all obligations under the Superpriority Facilities (including interest, fees, to cash collateralize letters of credit and to secured hedges and cash management obligations provided by a Lender) and second to pay the Senior Secured Bridge Facility and/or Senior Secured Notes, as applicable, and any other second-out debt.

Term Loan Mandatory Prepayments:	Any mandatory prepayment provisions under an Incremental Facility in the form of term loans shall be as agreed between the Borrower and the providers of such Incremental Facility.

Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon (consistent with the Documentation Precedent), without premium or penalty, subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

Representations and Warranties:	Only the following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries and, with respect to customary representations with respect to the

Exh. B-12

validity of the Guarantee by Holdings and certain other customary representations consistent with Documentation Precedent, Holdings), subject to customary exceptions and qualifications consistent with the Documentation Precedent and others to be agreed upon: organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change; absence of litigation; compliance with laws; compliance with PATRIOT Act, OFAC and other laws with respect to sanctions, ERISA, margin regulations and environmental laws, Foreign Corrupt Practices Act and any applicable anti-corruption laws; payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; closing date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Conditions Precedent to Closing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit D): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrower and the Guarantors; a certificate from the chief financial officer or other officer with reasonably equivalent duties of the Borrower in the form attached as Exhibit E (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Guarantors; customary closing certificates; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit D; execution of the Guarantees by the Guarantors, which shall be in full force and effect; evidence of authority for the Borrower and the Guarantors; accuracy of Specified Representations in all material respects and Target Representations (each such term as defined in Exhibit D), in each

Exh. B-13

case subject to the last paragraph of Exhibit D; and delivery of a notice of borrowing.

The closing of the Senior Facility will also be subject to the applicable conditions precedent set forth in Section 6 of the Commitment Letter and Exhibit D to the Commitment Letter. The Senior Facility Loan Documentation shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit D to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit D thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the closing of the Senior Facility. The failure of any representation or warranty (other than the Specified Representations and the Target Representations to the extent provided in Exhibit D) to be true and correct in any respect on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Facility.

Conditions Precedent to Subsequent Borrowings:	Delivery of notice of borrowing, accuracy of representations and warranties in all material respects and absence of defaults (in each case (other than with respect to a payment or bankruptcy event of default), except in connection with Incremental Facilities to the extent not required by the applicable incremental assumption agreement).

Affirmative Covenants:	Only the following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications consistent with the Documentation Precedent and others to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery within time periods to be agreed of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant on a future date or in a future period) (with extended time periods to be agreed for delivery of the first annual and certain agreed quarterly financial statements to be delivered after the Closing Date) and an annual budget; quarterly compliance certificates and lender calls; delivery of notices of

Exh. B-14

default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain public ratings (but not a specific rating); compliance with laws; compliance with PATRIOT Act, FCPA and any applicable anti-corruption laws, OFAC and other laws with respect to sanctions; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	Only the following negative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries and, in the case of paragraph 13, Holdings), subject to customary exceptions and qualifications consistent with the Documentation Precedent and others to be agreed upon, including in any event (i) a customary basket amount or “Cumulative Credit” (to be based on the Excess Cash Flow Percentage (as defined in the Fee Letter) and otherwise defined in a manner consistent with the Documentation Precedent and include a “starter” basket equal to the Starter Basket Amount (as defined in the Fee Letter) that may be used, subject to the Cumulative Credit Conditions (as defined in the Fee Letter), for, among other things, investments, dividends and distributions, stock repurchases and the prepayment of subordinated debt, junior lien debt and unsecured debt (“Junior Financing”) and (ii) the exceptions described below:

1. Limitation on non-ordinary course dispositions of assets, with carveouts permitting, among other things, the non-ordinary course disposition of assets subject only to the Borrower’s receipt of fair market value (as determined by the Borrower in good faith), at least 75% of the proceeds of such asset sale consisting of cash or cash equivalents (including customary designated non-cash consideration basket consistent with the Documentation Precedent, but not less than the Designated Non-Cash Consideration Cap (as defined in the Fee Letter)), and net cash proceeds being reinvested or used to repay debt to the extent required by the mandatory prepayment provisions above.

2. Limitation on mergers and acquisitions; provided, there shall be no limitation as to the amount of such mergers and acquisitions (but subject to the limitations set forth in clause (iv) of paragraph 5 below, if applicable).

Exh. B-15

3. Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of Junior Financing with carveouts for, among other things, (i) the payment of a regular dividend up to an amount to be agreed but no less than 6% per annum of an amount equal to the net cash proceeds received by Holdings, the Borrower or a parent entity in a qualified equity offering and contributed to the Borrower, (ii) subject to the Cumulative Credit Conditions, the Cumulative Credit, (iii) subject to no continuing event of default, other restricted payments in an amount not to exceed the General Restricted Payment Cap (as defined in the Fee Letter), and (iv)subject to no continuing event of default, additional restricted payments and redemptions and prepayments of Junior Financing so long as the ratio of total funded debt (net of unrestricted cash and cash equivalents) to EBITDA (the “Net Total Leverage Ratio”) on a Pro Forma Basis does not exceed the Restricted Payment Ratio Level (as defined in the Fee Letter).

4. Limitation on indebtedness, which shall, among other things, (i) permit the incurrence of indebtedness in an outstanding principal amount not to exceed the Pari Incremental Basket Amount (as defined in the Fee Letter) (the “Pari Incremental Basket”) (minus amounts outstanding under the Incremental Facilities utilizing the Superpriority Incremental Amount), plus additional indebtedness (subject to customary restrictions with respect to maturity, weighted average life and mandatory prepayments) if, after giving effect to the incurrence of such additional indebtedness and the use of proceeds thereof, (A) in the case of indebtedness secured by liens on the Collateral ranking pari passu with the liens on the Collateral securing the Senior Facility, the Senior Secured Bridge Facility and/or the Senior Secured Notes, the Net First Lien Leverage Ratio on a Pro Forma Basis does not exceed a ratio that is equal to the First Lien Incurrence Ratio; provided that (1) the Term Loan MFN shall apply to any term loans incurred pursuant to this clause (i)(A) and (2) no debt incurred under this clause (i) shall be superpriority debt, (B) in the case of indebtedness secured by liens on the Collateral ranking junior to the liens on the Collateral securing the Senior Facility, the Senior Secured Bridge Facility and/or the Senior Secured Notes, the Net Secured Leverage Ratio on a Pro Forma Basis does not exceed a ratio that is equal to the Secured Leverage Incurrence Ratio, and (C) in the case of other indebtedness, the Net Total Leverage on a Pro Forma Basis does not exceed the Unsecured Leverage Incurrence Ratio (as defined in the Fee Letter), in each case of this clause (i), subject to a cap for non-guarantors equal to an amount to be agreed, excluding the cash proceeds of any such debt on the date of incurrence for

Exh. B-16

purposes of any “net debt calculation and subject to customary restrictions with respect to maturity, weighted average life and mandatory prepayments, (ii) permit the incurrence of capital lease obligations or other purchase money debt in an aggregate outstanding principal amount not to exceed the Capital Lease Cap (as defined in the Fee Letter), provided that store leases shall be permitted without dollar limit, (iii) include a general basket for indebtedness in an outstanding principal amount not to exceed the General Debt Cap (as defined in the Fee Letter), (iv) permit indebtedness incurred or assumed in connection with permitted acquisitions without limit so long as at the time of incurrence or assumption, after giving effect to such acquisition, (w) no bankruptcy or payment event of default shall have occurred and be continuing, (x) on a Pro Forma Basis, the applicable ratio level set forth in clause (i) with respect to the type of debt being incurred or assumed is satisfied on a Pro Forma Basis for such acquisition or such applicable ratio is no worse than such ratio in effect immediately prior to such acquisition, subject to a cap for non-guarantors to be agreed; provided that the Term Loan MFN shall apply to any newly incurred term loans under this clause (iv) secured by pari passu liens on the Collateral, (y) maturity, weighted average life and mandatory prepayment parameters shall apply to any indebtedness incurred pursuant to this clause (iv) and (z) no debt incurred under this clause (iv) shall be superpriority debt, (v) permit indebtedness of joint ventures and/or indebtedness incurred on behalf thereof or representing guarantees of indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed the JV Debt Cap (as defined in the Fee Letter), (vi) permit indebtedness of non- Guarantor subsidiaries in an aggregate principal amount not to exceed the Non-Guarantor Subsidiary Debt Cap (as defined in the Fee Letter); (vii) permit securitization financings (including receivables sales and financings) on terms consistent with the Documentation Precedent, (viii) permit the incurrence of Refinancing Facilities and Refinancing Notes, (ix) permit indebtedness existing on the Closing Date (and permitted to be existing on the Closing Date under the Merger Agreement) and permitted refinancings thereof, (x) [reserved], (xi) [reserved], (xii) permit indebtedness in an amount equal to the aggregate principal amount of the Senior Secured Bridge Loans and Senior Secured Notes on the Closing Date and (xiii) permit refinancing indebtedness of any debt that was permitted when incurred, subject to conditions consistent with the Documentation Precedent.

5. Limitation on loans and investments, which shall, among other things, (i) include a general basket for investments in an

Exh. B-17

outstanding amount not to exceed the General Investment Cap (as defined in the Fee Letter) plus, subject to the Cumulative Credit Conditions, the Cumulative Credit, (ii) include a basket for investments in similar businesses in an outstanding amount not to exceed the Similar Business Investment Cap (as defined in the Fee Letter), (iii) permit additional investments in joint ventures in an amount not to exceed the JV Investment Cap (as defined in the Fee Letter), provided that if the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level (as defined in the Fee Letter), such investments will be unlimited, (iv) include an exception for permitted business acquisitions, including in respect of investments in entities that will become restricted subsidiaries, with a sub-limit for investments in non-Guarantor subsidiaries in an amount not to exceed the Non-Guarantor Subsidiary Investment Cap (as defined in the Fee Letter) (together with investments in non-Guarantor subsidiaries made under clause (v) below), provided that such sub-limit will become unlimited if the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level, (v) permit investments in restricted subsidiaries, with a sub-limit for investments in non-Guarantor subsidiaries in an amount not to exceed the Non-Guarantor Subsidiary Investment Cap (together with acquisitions of non- Guarantor subsidiaries made under clause (iv) above), provided that such sub-limit will become unlimited if the Net Total Leverage Ratio on a Pro Forma Basis is not greater than the Additional Investment Ratio Level, and (vi) permit additional investments in unrestricted subsidiaries in an amount not to exceed the Unrestricted Subsidiary Investment Cap (as defined in the Fee Letter).

6. Limitation on liens, which shall, among other things, (i) permit the incurrence of liens on assets of non-Guarantor subsidiaries so long as such liens secure obligations of non- Guarantor subsidiaries that are otherwise permitted, (ii) [reserved], (iii) permit the incurrence of junior liens on Collateral, subject to the Junior Lien Condition (as defined in the Fee Letter), (iv) permit the incurrence of pari passu liens on Collateral (including liens securing notes or additional credit facilities), subject to compliance with a Net First Lien Leverage Ratio on a Pro Forma Basis that does not exceed a ratio that is equal to the First Lien Incurrence Ratio; provided that such notes and additional credit facilities shall be subject to the Intercreditor Agreement, (v) permit liens securing indebtedness incurred or assumed in connection with acquisitions that are permitted under clause (iv) of paragraph 4 above to the extent such debt is permitted to be secured (and tested as secured debt) pursuant to

Exh. B-18

such clause; provided that such indebtedness (x) shall be subject to the Intercreditor Agreement or another intercreditor agreement consistent with the Documentation Precedent, as applicable, in the case of liens on the Collateral and (y) any such pari passu liens on the Collateral securing indebtedness in the form of newly incurred term loans shall be subject to the Term Loan MFN, (vi) include a general basket for liens in an outstanding amount not to exceed the amount of the general debt basket under clause (iii) of paragraph 4 above, (vii) permit liens securing indebtedness permitted under clauses (ii), (iii), (vi), (viii) and (x) of paragraph 4 above, (viii) permit liens existing on the Closing Date and permitted refinancings thereof, (ix) permit liens securing securitization financings (including receivables sales and financings), (x) permit liens on Collateral securing the dollar amount of indebtedness permitted under clause (i) of paragraph 4 above, and (xi) permit refinancing liens of any liens that were permitted when incurred.

7. Limitation on transactions with affiliates (subject to carveouts for, among other things, an agreement to pay annual management fees of up to the Management Fee Cap (as defined in the Fee Letter) (with carryover of unused or deferred amounts to subsequent years), transaction fees of up to the Transaction Fee Cap (as defined in the Fee Letter), including in respect of the Transactions, and termination fees in respect of the termination of such agreement, which, in each case, will be added back to EBITDA).

8. Limitation on changes in the business of the Borrower and its restricted subsidiaries.

9. Limitation on sale and leaseback transactions.

10. Limitation on restrictions of subsidiaries to pay dividends or make distributions and limitations on negative pledges.

11. Limitation on changes to fiscal year.

12. Limitation on modifications to organizational documents and material Junior Financing documents.

13. Holdings covenant consistent with the Documentation Precedent (it being understood that there shall be no restriction on the formation of additional holding companies above Holdings).

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the

Exh. B-19

Documentation Precedent).

The effects of the Equity Contribution in connection with the Transactions shall be disregarded for purposes of calculating the Cumulative Credit or any other incurrence basket, and all baskets limited by amount shall be deemed not to have any utilization as a result of actions taken prior to, or amounts outstanding as of, the Closing Date.

“Corresponding Multiple of LTM EBITDA”means, with respect to any dollar basket, the amount of such dollar basket divided by the EBITDA on a Pro Forma Basis of the Borrower and its restricted subsidiaries for the most recently available four fiscal quarter period as of the Closing Date, after giving effect to the Transactions, expressed as a multiple.

Financial Covenant:	Consistent with the Documentation Precedent, the Senior Facility Loan Documentation will contain only the following financial covenant with respect to the Borrower and its restricted subsidiaries on a consolidated basis, solely for the benefit of the Lenders under the Revolving Facility and solely when required as provided in the next paragraph:

• a Net First Lien Leverage Ratio set at the Financial Covenant Ratio Level (as defined in the Fee Letter) (the “Financial Covenant”).

The Financial Covenant will be tested as of the last day of each fiscal quarter if the aggregate amount of funded loans and issued letters of credit (excluding, for the avoidance of doubt, undrawn letters of credit under the Revolving Facility up to $25 million and letters of credit that are cash collateralized) under the Revolving Facility on such date exceeds an amount equal to 30% of the then outstanding commitments under the Revolving Facility, with the first quarterly covenant test to commence as of the last day of the first full fiscal quarter after the Closing Date (if otherwise applicable on such date).

For purposes of determining compliance with the Financial Covenant, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Agent) made to Holdings and contributed to the Borrower following the last day of the applicable fiscal quarter and on or prior to the day that is 10 business days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the option of the Borrower, be included in the calculation of EBITDA solely for the purposes of determining compliance with

Exh. B-20

the Financial Covenant at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter (any such equity contribution included in the calculation of EBITDA, a “Specified Equity Contribution”); provided that (a)(x) in each four consecutive fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Specified Equity Contribution is made and (y) no more than five Specified Equity Contributions may be made during the term of the Revolving Facility, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in pro forma compliance with the Financial Covenant, (c) all Specified Equity Contributions shall be disregarded for purposes of determining any financial ratio-based conditions, pricing or any baskets with respect to the covenants contained in the Senior Facility Loan Documentation, and (d) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenant for the fiscal quarter in respect of which such Specified Equity Contribution is made (either directly through prepayment or indirectly as a result of the netting of unrestricted cash).

Events of Default:	Only the following (subject to customary thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to Borrower and its restricted subsidiaries and, with respect to certain events of default consistent with the Documentation Precedent (and in any event the holding company covenant and bankruptcy defaults), Holdings): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material monetary judgment defaults (same dollar threshold as cross default to material indebtedness); ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control (to be defined in a manner consistent with the Documentation Precedent), except that prior to a qualified equity offering, a “change of control” shall occur if the Permitted Holders (to be defined in a manner consistent with the Documentation Precedent) own less than 50.1% (rather than 35%) of the relevant voting stock.

Unrestricted Subsidiaries:	The Senior Facility Loan Documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized

Exh. B-21

subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary so long as (x) in each case, no default or event of default then exists or would result therefrom and (y) in the case of any re-designation, after giving effect thereto, the Borrower is in compliance on a Pro Forma Basis with the Financial Covenant. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facility Loan Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facility Loan Documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided, that, any amendment or modification to the superpriority waterfall with respect to the Revolving Facility will require the consent of each affected Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facility with the consent of the Borrower (not to be unreasonably withheld or delayed and as to which, in the case of any term loan credit facility, the Borrower will be deemed to have consented 10 business days after any request for consent if the Borrower has not otherwise responded by such date); provided that such consent of the Borrower shall not be required (i) (A) if such assignment of a term loan is made to another Lender or an affiliate or approved fund of a Lender or (B) if such assignment of the Revolving Facility is made to another Lender under the Revolving Facility or an affiliate or approved fund of a Lender under the Revolving Facility or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent), the Swingline Lender and the Issuing Bank, not to be unreasonably withheld or delayed. Each assignment will be in an amount of an integral multiple of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment.

Exh. B-22

The Lenders will be permitted to sell participations in loans and commitments subject to the restrictions set forth herein, in the Commitment Letter and consistent with the Documentation Precedent. Voting rights of participants (i) shall be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or interest or fee payment dates, scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, shall not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent the Disqualified Lender list is made available to all Lenders, participations) shall not be permitted to Disqualified Lenders (the list of which, with respect to bona fide competitors of the Borrower identified by the Borrower, may be updated from time to time after the Closing Date with the consent of the Agent and will remain on file with the Agent and not subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Revolving Facility to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be; provided, further, that the Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment or participation to Disqualified Lenders or Affiliated Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing.

No assignments of loans or commitments in respect of the Revolving Facility to the Sponsor or any of its affiliates (including Holdings and its subsidiaries) shall be permitted.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions for affiliates of the Sponsor.

Exh. B-23

Expenses and Indemnification:	Indemnification by Borrower of the Agent, Arrangers, the Syndication Agent, the Documentation Agent, Lenders, Issuing Bank, Swingline Lender, their respective successors and assigns, their affiliates and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by Holdings, the Target or any of their respective affiliates) that relates to the Transactions, including the Facilities, the Merger, the Tender Offer or any transactions in connection therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s controlled or controlling affiliates or any or its or their respective officers, directors, employees, agents, advisors, controlling persons or members (collectively, “Related Persons”), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons) obligations under the Senior Facility Loan Documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction), or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Arranger, the Syndication Agent, the Documentation Agent, the Issuing Bank or Swingline Bank in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Agent, Arrangers, the Syndication Agent, the Documentation

Exh. B-24

Agent, the Issuing Bank, the Swingline Lender and the Lenders for the enforcement costs and documentary taxes associated with the Senior Facility and (y) the Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law and Forum:	New York.

Counsel to Agent and Arrangers:	Davis Polk & Wardwell LLP

Exh. B-25

ANNEX B-I

Interest Rates:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the interest rates under the Revolving Facility will be, at the option of the Borrower, Adjusted LIBOR plus the Revolving Facility LIBOR Spread (as defined in the Fee Letter) or ABR plus the Revolving Facility ABR Spread (as defined in the Fee Letter).

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if agreed to by all relevant Lenders, 12 months or, if agreed to by the Agent, a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans determined by reference to the Agent’s Prime Rate (as defined below)) and interest shall be payable at the end of each interest period and, in any event, at least every three months.

“ABR” is the Alternate Base Rate, which is the highest of (a) the rate last quoted by The Wall Street Journal (or another national publication selected by the Agent) as the U.S. “Prime Rate” (the “Prime Rate”), (b) the federal funds effective rate from time to time plus 0.50% per annum and (c) one-month Adjusted LIBOR plus 1.00% per annum.

“Adjusted LIBOR” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for the applicable interest period appearing on Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars; provided that if Adjusted LIBOR shall be less than zero, such rate shall be deemed zero.

Letter of Credit Fees:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders. In addition, the Borrower shall pay to the Issuing Bank, for its own account, (a) a fronting fee equal to 0.125% per annum of the aggregate face amount of outstanding letters of credit,

Exh. B-I-1

payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:	Subject to “Changes in Interest Rate Margins and Commitment Fees” below, the Revolving Commitment Fee Percentage (as defined in the Fee Letter) per annum on the average daily undrawn portion of the commitments in respect of the Revolving Facility (treating Swingline Loans as undrawn), payable quarterly in arrears after the Closing Date and upon the termination of the commitments, calculated based on the number of days elapsed in a 360-day year. Such fees shall be distributed to the Lenders participating in the Revolving Facility pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment, with exceptions for Defaulting Lenders.

Changes in Interest Rate Margins and Commitment Fees:	From and after the date of delivery of the Borrower’s financial statements for the first full fiscal quarter ended after the Closing Date, interest rate margins under the Senior Facility will be subject to two reductions based upon a Net First Lien Leverage Ratio to be agreed and commitment fees under the Senior Facility will be subject to one reduction based upon a Net First Lien Leverage Ratio to be agreed.

Exh. B-I-2

EXHIBIT C

Project Crisp

$800 million Senior Secured Bridge Facility

Summary of Principal Terms and Conditions4

Borrower:	The Borrower under the Senior Facility.
Agent:	Barclays, acting through one or more of its branches or affiliates, will act as administrative agent and collateral agent for the Senior Secured Bridge Facility (in such capacity, the “Senior Secured Bridge Agent”) for a syndicate of banks, financial institutions and other institutional lenders reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such role.

Bookrunners and Lead Arrangers:	Barclays, RBCCM, Jefferies and Macquarie Capital will act as joint lead arrangers and bookrunners (“Senior Secured Bridge Lead Arrangers” and, together with the Bank Lead Arrangers, the “Lead Arrangers”) for the Senior Secured Bridge Facility (together with any additional bookrunners and lead arrangers appointed by the Borrower, each in such capacity, a “Senior Secured Bridge Arranger” and collectively, the “Senior Secured Bridge Arrangers”), and will perform the duties customarily associated with such roles. Other joint lead arrangers and bookrunners may be appointed by the Borrower as contemplated in the Commitment Letter.

Syndication Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Syndication Agent”)

Documentation Agent:	At the option of the Borrower, one or more financial institutions identified by the Borrower (in such capacity, the “Documentation Agent”).

Senior Secured Bridge Facility:	Senior secured increasing rate bridge loans (the “Senior Secured Bridge Loans”) to the Borrower in an aggregate principal amount of up to $800 million less the aggregate principal amount of Senior Secured Notes and Securities issued on or prior to the Closing Date, which shall be funded in full on the Closing Date in United States dollars.

Definitive Documentation:	The definitive documentation for the Senior Secured Bridge Facility (the “Senior Secured Bridge Loan Documentation”)

[4]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Term Sheet is attached or in the other Exhibits thereto.

Exh. C-1

shall, except as otherwise set forth herein, be based on and consistent with the Documentation Precedent.

Purpose:	The proceeds of the Senior Secured Bridge Loans on the Closing Date will be used by the Borrower, together with the proceeds from the Equity Contribution, proceeds from borrowings under the Senior Facility and proceeds from the issuance of Senior Secured Notes (if any) and cash on hand of the Borrower, the Target and their subsidiaries, to finance the Transactions.

Availability:	The Senior Secured Bridge Loans will be made available on the Closing Date and must be drawn in a single drawing on the Closing Date. Amounts borrowed under the Senior Secured Bridge Facility that are repaid or prepaid may not be reborrowed.

Ranking:	The Senior Secured Bridge Loans will constitute first-priority senior secured indebtedness of the Borrower, and will rank pari passu in right of payment with all obligations under the Senior Facility (subject to the Intercreditor Agreement and the superpriority nature of the Senior Facility) and all other senior indebtedness of the Borrower.

Guarantees:	The Senior Secured Bridge Loans will be guaranteed by each Subsidiary Guarantor of the Senior Facility (the “Note Guarantors”) on a first-priority senior secured basis (the “Guarantees”) but subject to the superpriority nature of the Senior Facility and other superpriority debt. The Guarantees will rank pari passu in right of payment with all obligations under the Senior Facility and all other senior indebtedness of the Note Guarantors.

Security:

Subject to the limitations set forth below, the last paragraph of Exhibit D to the Commitment Letter and other exceptions to be agreed upon, the Senior Secured Bridge Loans and the Guarantees will be secured by a perfected first-priority security interest on a pari passu basis with the Senior Facility (subject to permitted liens and other exceptions consistent with the Documentation Precedent) in those assets of the Borrower and the Note Guarantors that secure the Senior Facility (the “Collateral”), provided that assets securing the Senior Secured Bridge Loans shall not include property excluded from the Collateral securing the Senior Facility.

All the above-described pledges and security interests shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent, subject to exceptions to be

Exh. C-2

reasonably agreed.

The relative rights and priorities in the Collateral for each of the Senior Facility and the Senior Secured Bridge Facility (and/or any Senior Secured Notes) will be set forth in the Intercreditor Agreement (as defined in Exhibit B to the Commitment Letter).

Interest Rates:

Interest for the first three month period commencing on the Closing Date shall be payable at Adjusted LIBOR (as defined below) plus the Bridge Loan Spread (as defined in the Fee Letter) (the “Spread”). At the end of the three-month period commencing on the Closing Date, and at the end of each three-month period thereafter, the Spread shall increase by an additional 50 basis points.

“Adjusted LIBOR” on any date, means the higher of (a) the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on the Reuters Screen LIBOR01 Page (or otherwise on the Reuters screen) or other applicable page or screen for loans denominated in U.S. dollars two business days prior to such date, as set at the beginning of each applicable interest period and (b) 1% per annum.

Notwithstanding anything to the contrary set forth above, at no time shall the per annum interest rate on the Senior Secured Bridge Loans, the Senior Secured Term Loans (as defined below) or the Senior Secured Exchange Notes (as defined below) exceed a percentage amount per annum specified in the Fee Letter (the “Total Senior Secured Cap”), subject to the Default Rate below. In addition, in no event shall the interest rate on the Senior Secured Bridge Loans exceed the highest rate permitted under applicable law.

Interest Payments:	Interest on the Senior Secured Bridge Loans will be payable in cash, quarterly in arrears.

Default Rate:	Overdue principal and interest shall bear interest at the applicable interest rate plus 2.0% per annum.

Conversion and Maturity:	On the first anniversary of the Closing Date (the “Conversion Date”), any Senior Secured Bridge Loan that has not been previously repaid in full will be automatically converted into a senior secured term loan (each a “Senior Secured Term Loan”) due on the date that is seven years after the Closing Date (the “Senior Secured Maturity Date”), subject to the Conditions Precedent to Conversion set forth in Annex C-I. At any time on

Exh. C-3

or after the Conversion Date, at the option of the applicable Lender, such Senior Secured Term Loans may be exchanged in whole or in part for senior secured exchange notes (the “Senior Secured Exchange Notes”) having an equal principal amount; provided, however, that the Borrower may defer the first issuance of Senior Secured Exchange Notes until such time as the Borrower shall have received requests to issue an aggregate of at least $100 million in principal amount of Senior Secured Exchange Notes.

The Senior Secured Term Loans will be governed by the provisions of the Senior Secured Bridge Loan Documentation and will have the same terms as the Senior Secured Bridge Loans except as expressly set forth on Annex C-I hereto. The Senior Secured Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Annex C-II hereto.

Mandatory Prepayments:	Consistent with the Documentation Precedent, the Senior Secured Bridge Loans shall be prepaid with, subject to certain customary and other exceptions and reinvestment rights to be agreed upon, (i) the net cash proceeds from the issuance of the Securities (as defined in the Fee Letter) and indebtedness incurred to refinance the Senior Secured Bridge Loans; provided that in the event any Lender or affiliate of a Lender purchases debt securities from the Borrower pursuant to a securities demand at a price above the level at which such Lender or affiliate has reasonably determined such debt securities can be resold by such Lender or affiliate to a bona fide third party at the time of such purchase (and notifies the Borrower thereof) the net cash proceeds received by the Borrower in respect of such debt security may, at the option of such Lender or affiliate, be applied first to prepay the Senior Secured Bridge Loans of such Lender or affiliate prior to being applied to prepay the Senior Secured Bridge Loans held by other Lenders; (ii) the net cash proceeds from any non-ordinary course asset sales by the Borrower or any restricted subsidiary (including proceeds from the sale of stock of any restricted subsidiary) in excess of an amount to be agreed (to be shared, to the extent required, on a pro rata basis with any other first-priority secured indebtedness) and subject to reinvestment rights and other exceptions consistent with the Senior Secured Exchange Notes; (iii) 100% of the net cash proceeds of issuances of debt obligations of the Borrower or any restricted subsidiary after the Closing Date (other than debt permitted under the Senior Secured Bridge Facility Documentation); and (iv) 100% of the net proceeds of any issuance of equity of Holdings, the Borrower or any restricted subsidiary.

Exh. C-4

Prepayments from foreign subsidiaries’ asset sale proceeds will be limited under the Senior Secured Bridge Loan Documentation to the extent the repatriation of funds to fund such prepayments (x) is prohibited, restricted or delayed by applicable local laws or (y) would result in material adverse tax consequences as determined by the Borrower in good faith; provided that in any event the Borrower shall use commercially reasonable efforts to eliminate such tax effects in its reasonable control in order to make such prepayments.

The Borrower will also be required to offer to prepay the Senior Secured Bridge Loans following the occurrence of a change of control (to be defined in a manner consistent with high-yield debt securities and the Documentation Precedent) at 100% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repayment.

Voluntary Prepayments:	The Senior Secured Bridge Loans may be prepaid, in whole or in part, at par plus accrued and unpaid interest to the date of prepayment but without premium or penalty upon not less than three business days’ prior written notice (which may be conditioned upon the occurrence of a refinancing or other event), at the option of the Borrower at any time.

Conditions Precedent to Initial Borrowing:	Only the following (consistent with the Documentation Precedent and subject to the last paragraph of Exhibit D): delivery of reasonably satisfactory customary (consistent with similar transactions for the Sponsor) legal opinions of counsel for the Borrower and the Guarantors; a certificate from the chief financial officer or other officer with reasonably equivalent duties of the Borrower in the form attached as Exhibit E (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) with respect to Closing Date solvency (on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby); all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act (at least three business days prior to the Closing Date, in each case to the extent requested of the Borrower at least 10 business days prior to the Closing Date); customary corporate documents and officers’ and public officials’ certifications for the Borrower and the Note Guarantors; customary closing certificates; all documents and instruments required for the creation and perfection of security interests in the Collateral, subject to permitted liens and the last paragraph of Exhibit D; execution of

Exh. C-5

the Guarantees by the Note Guarantors, which shall be in full force and effect; evidence of authority for the Borrower and the Note Guarantors; accuracy of Specified Representations in all material respects and the Target Representations (each such term as defined in Exhibit D), in each case subject to the last paragraph of Exhibit D; and delivery of a notice of borrowing.

The Senior Secured Bridge Loan Documentation shall not contain (a) any conditions precedent other than the conditions precedent expressly set forth in the preceding paragraph, Section 6 of the Commitment Letter or Exhibit D to the Commitment Letter or (b) any representation or warranty, affirmative, negative or financial covenant or event of default not set forth in Section 6 of the Commitment Letter or Exhibit D thereto, the accuracy, compliance or absence, respectively, of or with which would be a condition to the initial borrowing under the Senior Secured Bridge Facility.

The failure of any representation or warranty (other than the Specified Representations and the Target Representations to the extent provided in Exhibit D) to be true and correct in any respect on the Closing Date will not constitute the failure of a condition precedent to funding or a default under the Senior Secured Bridge Facility.

Assignments and Participations:	Each Lender shall have the right to assign or sell participations in the Senior Secured Bridge Loans held by it in compliance with applicable law to any third party with, with respect to assignments, the prior written consent of the Senior Secured Bridge Agent (subject to exceptions consistent with the Documentation Precedent and not to be unreasonably withheld or delayed) and shall give notice to the Borrower of any such assignment; provided, however, that prior to any assignment of the Senior Secured Bridge Loans which occurs on or before the Conversion Date each Lender will consult with the Borrower regarding any such assignment and, unless there has been a Senior Secured Bridge Demand Failure Event (as defined in the Fee Letter) or a payment or bankruptcy event of default has occurred, the consent of the Borrower will be required with respect to any assignment (such consent not to be unreasonably withheld or delayed) if, subsequent thereto, the Initial Lenders would hold less than 50.1% of the outstanding Senior Secured Bridge Loans. For any assignments for which the Borrower’s consent is required, such consent shall be deemed to have been given if the Borrower has not responded within 10 business days of a request for such consent.

Exh. C-6

Notwithstanding the foregoing, assignments (or, to the extent the Disqualified Lender list is made available to all Lenders, participations) of the Senior Secured Bridge Loans shall not be permitted to Disqualified Lenders (the list of which, with respect to bona fide competitors of the Borrower identified by the Borrower, may be updated from time to time after the Closing Date with the consent of the Senior Secured Bridge Agent and will remain on file with the Senior Secured Bridge Agent and not subject to further disclosure); provided that the foregoing shall not apply retroactively to disqualify any parties that have previously acquired an assignment or participation interest in the Senior Secured Bridge Loans to the extent such party was not a Disqualified Lender at the time of the applicable assignment or participation, as the case may be; provided, further, that the Senior Secured Bridge Agent shall have no duties or responsibilities for monitoring or enforcing prohibitions on assignment or participation to Disqualified Lenders or Affiliated Lenders. Any assigning Lender shall, in connection with any potential assignment, provide to the Borrower a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Senior Secured Bridge Agent irrespective of whether or not an event of default relating to payment default or bankruptcy has occurred and is continuing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions for affiliates of the Sponsor.

Assignments to the Sponsor and its affiliates (other than Holdings and its subsidiaries, except as set forth below) (each, an “Affiliated Lender”) shall be permitted, subject only to the following limitations:

(i) no receipt of information provided solely to Lenders and no participation in Lender meetings;

(ii) the purchaser shall make a customary representation to the seller at the time of the assignment that it does not possess material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings were a public reporting company) with respect to Holdings and its subsidiaries that has not been disclosed to the seller or the Lenders generally (other than the Lenders that have

Exh. C-7

elected not to receive material non-public information);

(iii) the amount of Senior Secured Bridge Loans owned or held by such Affiliated Lenders may not, in the aggregate, exceed 25% of the outstanding principal amount of such loans, calculated as of the date of such purchase;

(iv) for purposes of any amendment, waiver or modification of the loan documents that does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as non-affiliated Lenders voting on such matter; and

(v) any Affiliated Lender that becomes a Lender shall waive its rights to bring actions (in its capacity as a Lender) against the Senior Secured Bridge Agent.

Assignments of Senior Secured Bridge Loans to Sponsor Debt Fund Affiliates (as defined in the Fee Letter) will be permitted and will not be subject to the foregoing limitations; provided that, for purposes of determining whether the required lenders have consented to any amendment or waiver under the Senior Secured Bridge Loan Documentation, the aggregate amount of Senior Secured Bridge Loans of Sponsor Debt Fund Affiliates will be excluded to the extent in excess of 49.9% of the outstanding principal amount of Senior Secured Bridge Loans required to constitute “Required Lenders”.

Non-Pro Rata Repurchases:	Holdings and its subsidiaries may purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Senior Secured Bridge Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings were a public reporting company) with respect to Holdings and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any loans so repurchased shall be immediately cancelled, (iii) no proceeds of loans under the Revolving Facility shall be utilized to make such purchases and (iv) no default or event of default exists or would result therefrom.

Representations and	The Senior Secured Bridge Loan Documentation will contain

Exh. C-8

Warranties:	representations and warranties relating to the Borrower and its restricted subsidiaries specified under the caption “Representations and Warranties” in the Senior Facility Term Sheet, with such changes as are appropriate to reflect the Senior Secured Bridge Loans and consistent with the Documentation Precedent (and in any event such representations and warranties shall not be more restrictive to the Borrower than those set forth in the documentation for the Senior Facility).

Covenants:	The Senior Secured Bridge Loan Documentation will contain such affirmative covenants consistent, to the extent applicable, with those of the Senior Facility and, in addition, a customary securities demand covenant. The Senior Secured Bridge Loan Documentation will contain incurrence-based negative covenants with respect to the Borrower and its restricted subsidiaries consistent with the Senior Secured Exchange Notes. In no event will the covenants be more restrictive than the corresponding covenants in the Senior Facility; provided that the covenants governing the incurrence of indebtedness, the making of distributions, paying dividends and prepaying junior debt may be more restrictive prior to the Conversion Date in a manner to be agreed.

Financial Covenants:	None.

Events of Default:	Consistent with the Documentation Precedent.

In case an Event of Default shall occur and be continuing, the holders of at least 25% in aggregate principal amount of the Senior Secured Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Senior Secured Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Senior Secured Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Senior Secured Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Senior Secured Bridge Loans.

Voting:	Amendments and waivers of the Senior Secured Bridge Loan Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the Senior Secured Bridge Loans, except that the consent of each Lender directly adversely affected shall be required with respect to (a) reductions of principal, interest or fees payable to such Lender (provided that,

Exh. C-9

waiver of a default or change to financial ratios shall not constitute a reduction of interest for this purpose), (b) extensions of final maturity of the Senior Secured Bridge Loans of such Lender (except as provided under the caption “Conversion and Maturity” above) or interest or fee payment dates, (c) releases of all or substantially all of the value of the Guarantees or all or substantially all of the Collateral (other than in connection with any release of the relevant Guarantees or Collateral permitted by the Senior Secured Bridge Loan Documentation), (d) additional restrictions on the right to exchange Senior Secured Term Loans for Senior Secured Exchange Notes or any amendment of the rate of such exchange, and (e) any reduction of the voting rights of such Lender.

Cost and Yield Protection:	Usual for facilities and transactions of this type consistent with the Documentation Precedent (including, without limitation, customary provisions relating to Dodd-Frank and Basel III).

Expenses and Indemnification:	Indemnification by the Borrower of each Indemnified Person (as defined in Exhibit B to the Commitment Letter) for matters arising out of or in connection with the Commitment Letter, the Fee Letter, the Transactions, the Facilities or any related transaction or any claim, actions, suits, inquiries, litigation, investigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Borrower’s or the Target’s equity holders, creditors or any other third party or by Holdings, the Target or any of their respective affiliates) that relates to the Transactions, including the Facilities, the Merger or any transactions connected therewith; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined in the judgment of a court of competent jurisdiction in a final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of such Indemnified Person’s Related Persons (as defined in Exhibit B to the Commitment Letter), (ii) arising from a material breach of such Indemnified Person’s (or any of its Related Persons) obligations under the Senior Secured Bridge Loan Documentation (as determined in a final, non-appealable judgment by a court of competent jurisdiction), or (iii) arising from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent, Senior Secured Bridge Arranger, the Syndication Agent or the Documentation

Exh. C-10

Agent, in its capacity as such). In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of one firm of counsel for all such persons, taken as a whole (and, if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such persons, taken as a whole) (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel with your prior written consent (not to be unreasonably withheld or delayed), of another firm of counsel (and local counsel, if applicable) for such affected Indemnified Person)) of (x) the Senior Secured Bridge Agent, Senior Secured Bridge Arrangers, the Syndication Agent, the Documentation Agent and the Lenders for the enforcement costs and documentary taxes associated with the Senior Secured Bridge Facility and (y) the Senior Secured Bridge Agent in connection with the preparation, execution and delivery of any amendment, waiver or modification of the Senior Secured Bridge Facility (whether or not such amendment, waiver or modification is approved by the Lenders) will in each case be paid by the Borrower if the Closing Date occurs.

Governing Law:	New York.

Counsel to the Senior Secured Bridge Agent and the Senior Secured Bridge Arrangers:	Davis Polk & Wardwell LLP

Exh. C-11

ANNEX C-I

Senior Secured Term Loans

Maturity:	The Senior Secured Term Loans will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Senior Secured Term Loans will bear interest at an interest rate per annum (the “Senior Secured Term Loan Interest Rate”) equal to the Total Senior Secured Cap. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the Senior Secured Maturity Date, in each case payable in arrears and computed on the basis of a 360 day year.

Guarantees:	Same as the Senior Secured Bridge Loans.

Security:	Same as the Senior Secured Bridge Loans.

Covenants, Prepayments, Events of Default and Voting:	Upon and after the Conversion Date, the covenants, mandatory prepayment provisions, events of default and voting provisions that would be applicable to the Senior Secured Exchange Notes, if issued, will also be applicable to the Senior Secured Term Loans in lieu of the corresponding provisions of the Senior Secured Bridge Loan Documentation; provided that the optional prepayment provisions applicable to the Senior Secured Bridge Loans shall remain applicable to the Senior Secured Term Loans.

Conditions Precedent to Conversion:	The conversion of the Senior Secured Bridge Loans into Senior Secured Term Loans on the Conversion Date is subject to no event of default in effect with respect to a payment or bankruptcy event of default.

Exh. C-I-1

ANNEX C-II

Senior Secured Exchange Notes

Issuer:	The Borrower, in its capacity as the issuer of the Senior Secured Exchange Notes, is referred to as the “Issuer.”

Issue:	The Senior Secured Exchange Notes will be issued under an indenture in a form and on terms (other than as set forth herein) consistent with the Documentation Precedent.

Maturity:	The Senior Secured Exchange Notes will mature on the date that is seven years after the Closing Date.

Interest Rate:	The Senior Secured Exchange Notes will bear interest at a fixed rate equal to the Total Senior Secured Cap.

Guarantees:	Same as the Senior Secured Bridge Loans.

Security:	Same as the Senior Secured Bridge Loans.

Ranking:	Same as the Senior Secured Bridge Loans.

Mandatory Redemption:	None.

Optional Redemption:

Unless a Senior Secured Bridge Demand Failure Event has occurred, in the case of Senior Secured Exchange Notes held by an Initial Lender under the Senior Secured Bridge Facility or any affiliate of any such Initial Lender (other than an Asset Management Affiliate (as defined below) or with respect to Senior Secured Exchange Notes acquired in ordinary course market making), the Issuer may redeem such Senior Secured Exchange Notes in whole or in part at par plus accrued and unpaid interest at any time after the issuance thereof. The redemption provisions of the Senior Secured Exchange Notes will provide for non-ratable voluntary redemptions of Senior Secured Exchange Notes held by any Initial Lender and its affiliates (other than Asset Management Affiliates or with respect to Senior Secured Exchange Notes acquired in ordinary course market making activities) at such prices for so long as such Senior Secured Exchange Notes are held by them; provided that such non-ratable voluntary redemption shall, as between such Initial Lender and such affiliates, be made on a pro rata basis.

Except as set forth below, Senior Secured Exchange Notes held by any party that is not an Initial Lender under the Senior Secured Bridge Facility and is not affiliated with any

Exh. C-II-1

such Initial Lender (other than bona fide investment funds and entities that manage assets on behalf of unaffiliated third parties or in ordinary course market making (the “Asset Management Affiliates”)), the Senior Secured Exchange Notes will be non-callable until the third anniversary of the Closing Date.

Prior to the third anniversary of the Closing Date, the Issuer may redeem such Senior Secured Exchange Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of such Senior Secured Exchange Notes with proceeds from an equity offering at a price equal to par plus the coupon on such Senior Secured Exchange Notes.

After the third anniversary of the Closing Date, Senior Secured Exchange Notes will be callable at par plus accrued interest plus a premium equal to three-quarters of the coupon on such Senior Secured Exchange Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is one year prior to the maturity date.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Senior Secured Exchange Notes with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Senior Secured Exchange Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the

Exh. C-II-2

Documentation Precedent.

Registration Rights:	None (Rule 144A for life).

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants), subject to the provisions below; provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the Senior Facility (including, without limitation, with respect to acquisitions, dispositions and restricted payments). For the avoidance of doubt, there shall be no financial maintenance covenants.

1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Documentation Precedent:

•    permit the incurrence of indebtedness by the Issuer and its restricted subsidiaries if the ratio of EBITDA to total interest expense and cash dividend payments on preferred stock (the “Fixed Charge Coverage Ratio”) on a Pro Forma Basis is not less than 2.00 to 1.00 on the date of incurrence, subject to a cap to be agreed in the case of indebtedness (including preferred stock) incurred by non-Note Guarantors;

•    provide for the incurrence of indebtedness pursuant to baskets consistent with the Documentation Precedent and include a general indebtedness basket of at least the Bridge Facility General Debt Cap (as defined in the Fee Letter); and

•    provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate amount of the Senior Facility on the Closing Date plus the Bridge Basket Cushion (as defined in the Fee Letter), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the Net First Lien Leverage Ratio on a Pro Forma Basis to exceed the Bridge First Lien Debt Incurrence Ratio Level (as defined in the Fee Letter) on the date of incurrence (it

Exh. C-II-3

being understood that any debt incurred under this clause (ii) shall be deemed first priority secured debt, whether or not secured and that no debt incurred under this clause (ii) may be incurred as superpriority debt).

2.        The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) a general permitted liens basket of the Bridge Facility General Lien Cap (as defined in the Fee Letter); (ii) the ability to incur first priority liens on indebtedness to the extent that the Net First Lien Leverage Ratio on a Pro Forma Basis does not exceed the Bridge First Lien Debt Incurrence Ratio Level so long as such liens are subject to a customary intercreditor agreement (provided that superpriority indebtedness may only be incurred under clause (i) of the “bank basket”), (iii) the ability to incur junior liens on indebtedness, subject to the Bridge Junior Lien Condition (as defined in the Fee Letter) and (iv) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted.

3.        The provisions limiting restricted payments shall provide (i) that the restricted payment “builder” will be based on 50% of consolidated net income and otherwise defined in a manner consistent with the Documentation Precedent and (ii) for the making of other restricted payments and restricted investments pursuant to baskets consistent with the Documentation Precedent and include a general restricted payment basket of the Bridge Facility General Restricted Payment Cap (as defined in the Fee Letter).

Events of Default:	Customary for high yield debt securities consistent with the Documentation Precedent.

Exh. C-II-4

EXHIBIT D

Project Crisp

$100 million Senior Secured Superpriority Revolving Facility

$800 million Senior Secured Bridge Facility

Conditions Precedent to Initial Borrowing5

Except as otherwise set forth below, the initial borrowing under each of the Facilities shall be subject to the following additional conditions precedent (which shall be satisfied or waived by the Financial Institutions prior to or substantially concurrent with the other Transactions):

1. The Merger and the Tender Offer shall be consummated simultaneously or substantially concurrent with the closing under the Senior Facility on the terms described in the Merger Agreement, without giving effect to any amendment, waiver, consent or other modification thereof by Holdings that is materially adverse to the interests of the Lenders (in their capacities as such) unless it is approved by the Lead Arrangers (which approval shall not be unreasonably withheld, delayed or conditioned). For purposes of the foregoing condition, it is hereby understood and agreed that any reduction in the purchase price in connection with the Merger Agreement, other than a reduction in accordance with the terms of the Merger Agreement as in effect on the date hereof (including, without limitation, working capital adjustments), shall not be deemed to be materially adverse to the interests of the Lenders (in their capacities as such), if either such reduction of the purchase price is less than the Purchase Price Reduction Cap (as defined in the Fee Letter) or, if such reduction is equal to or greater than the Purchase Price Reduction Cap, it is applied as follows: (x) 35% to reduce the Equity Contribution and (y) 65% to reduce the amount of the Senior Secured Bridge Facility. The Equity Contribution shall have been made (or substantially simultaneously or concurrently with the closing under the Senior Facility shall be made) in at least the amount set forth in Exhibit A.

2. Since the date of the Merger Agreement, there shall have been no Material Adverse Effect. A “Material Adverse Effect” means any effect, change, event or occurrence that has a material adverse effect on the business, results of operations, assets or financial condition of the Target and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur: any effect, change, event or occurrence (A) generally affecting (1) the industry in which the Target and its Subsidiaries operate or (2) the economy, credit or financial or capital markets, in the United States or elsewhere in the world, including changes in interest or exchange rates, or (B) to the extent arising out of, resulting from or attributable to (1) changes in Law or in GAAP or in accounting standards, or any changes in the interpretation or enforcement of any of the foregoing, or any changes or prospective changes in general legal, regulatory or political conditions, (2) execution, announcement or performance of the Merger Agreement or the consummation of the

[5]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Commitment Letter to which this Exhibit D is attached or in the other Exhibits thereto.

Exh. D-1

Transactions (other than for purposes of any representation or warranty contained in Sections 3.03(c) and 3.04 of the Merger Agreement), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation arising from allegations of breach of fiduciary duty or violation of Law relating to the Merger Agreement or the Transactions, (3) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (4) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (5) any action taken by the Target or its Subsidiaries that is required by the Merger Agreement or with Holdings’ written consent or at Holdings’ written request, or the failure to take any action by the Target or its Subsidiaries if that action is prohibited by the Merger Agreement, (6) any change resulting or arising from the identity of, or any facts or circumstances relating to, Holdings, Merger Sub or any of their respective Affiliates, (7) any change or prospective change in the Target’s credit ratings, (8) any decline in the market price, or change in trading volume, of the capital stock of the Target or (9) any failure to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (7), (8) and (9) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (9) hereof) is a Material Adverse Effect); provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3) or (4) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Target and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Target and its Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect). All capitalized terms used in this paragraph but not defined herein shall have the meanings assigned thereto in the Merger Agreement as in effect on the date hereof).

3. The Financial Institutions shall have received a pro forma consolidated balance sheet and a related pro forma consolidated statement of income of the Borrower and its subsidiaries (based on the financial statements of the Target referred to in paragraph 4 below) as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days before the Closing Date, or, if the most recently completed fiscal period is the end of a fiscal year, ended at least 90 days before the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other statement of income), which reflect adjustments customary for Rule 144A transactions, it being understood that any purchase accounting adjustments may be preliminary in nature and be based only on estimates and allocations determined by the Borrower.

4. The Financial Institutions shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for the three most recently completed fiscal years ended at least 90 days before the Closing Date and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target and its subsidiaries, for

Exh. D-2

each subsequent fiscal quarter ended at least 45 days before the Closing Date (other than any fiscal fourth quarter) after the most recent fiscal period for which audited financial statements have been provided pursuant to clause (a) hereof, in each case prepared in accordance with GAAP.

5. With respect to the Senior Secured Bridge Facility, (i) one or more investment banks reasonably satisfactory to the Financial Institutions (collectively, the “Investment Banks”) shall have been engaged to privately place the Senior Secured Notes, and the Borrower shall have used commercially reasonable efforts to ensure that the Financial Institutions and such Investment Banks each shall have received, not later than 15 consecutive days prior to the Closing Date, a complete printed preliminary offering memorandum or preliminary private placement memorandum for the Senior Secured Notes suitable for use in a customary (for high yield debt securities consistent with the Documentation Precedent) “high-yield road show” relating to the Senior Secured Notes in a form customary for offerings under Rule 144A, which contains all financial statements, pro forma financial statements and other data to be included therein (including all audited financial statements, all unaudited financial statements and, in the case of unaudited financial statements, reviewed by its independent accountants as provided in Statement on Auditing Standards No. 100) (subject to exceptions customary for a Rule 144A offering involving high yield debt securities, including that such offering memorandum shall not be required to include financial statements or information required by Rules 3-09, 3-10 or 3-16 of Regulation S-X, Compensation Discussion and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from Rule 144A offering memorandum), necessary for the Investment Banks to receive customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) in connection with the offering of such debt securities, and (ii) the Borrower shall have used commercially reasonable efforts to ensure that the Investment Banks shall have been afforded a period of at least 15 consecutive days following receipt of an Offering Document including the information described in clause (i) to seek to place the Senior Secured Notes; provided that July 1, 2016, July 3, 2016 and July 5, 2016, shall not be days for purposes of calculating the 15 consecutive day period and such 15 consecutive day period shall toll during such times.

6. With respect to the Senior Facility (i) the Borrower shall have used commercially reasonable efforts to ensure that the Financial Institutions shall have received, not later than 15 consecutive days prior to the Closing Date, a Confidential Information Memorandum and other customary marketing materials to be used in connection with the syndication and (ii) the Borrower shall have used commercially reasonable efforts to ensure that the Arrangers shall have been afforded a period of at least 15 consecutive days following receipt of such Confidential Information Memorandum to syndicate the Senior Facility; provided that July 1, 2016, July 3, 2016 and July 5, 2016, shall not be days for purposes of calculating the 15 consecutive day period and such 15 consecutive day period shall toll during such times.

7. On the Closing Date, after giving effect to the Transactions, none of Holdings, the Borrower or any of its subsidiaries shall have any third party debt for borrowed money other than (i) the Facilities and/or the Senior Secured Notes and/or the Securities (as defined in the Fee Letter), (ii) other indebtedness permitted to be incurred or outstanding on or prior to the Closing Date pursuant to the Merger Agreement as in effect on the date hereof and (iii) other indebtedness approved by the Lead Arrangers in their reasonable discretion.

Exh. D-3

8. All fees required to be paid on the Closing Date pursuant to the Commitment Letter and the Fee Letter and reasonable and documented out-of-pocket expenses required to be paid on the Closing Date pursuant to the Commitment Letter with respect to expenses, to the extent invoiced (in the case of expenses) at least three business days prior to the Closing Date, shall, upon the initial borrowing under the Senior Facility, have been paid (which amounts may be offset against the proceeds of the Senior Facility).

Notwithstanding anything in this Exhibit D, the Commitment Letter, the Term Sheets, the Fee Letter or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (a) the only representations (and related defaults) the accuracy of which shall be a condition to the availability of the Facilities on the Closing Date shall be (i) the accuracy of such of the representations made by or with respect to the Target and its subsidiaries in the Merger Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Holdings has the right to terminate Holdings’ obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement) (the “Target Representations”) and (ii) the accuracy in all material respects of the Specified Representations (as defined below) made by the Borrower and the Guarantors in the definitive documentation for the Facilities, and (b) the terms of the definitive documentation for the Facilities shall be such that they do not impair the availability of the Facilities on the Closing Date if the conditions set forth in this Exhibit D, in Section 6 of the Commitment Letter, in the paragraph titled “Conditions Precedent to Closing” in the Senior Facility Term Sheet and in the paragraph titled “Conditions Precedent to Initial Borrowing” in the Senior Secured Bridge Facility Term Sheet, as applicable, are satisfied or waived (it being understood that, to the extent any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement or the possession of the stock certificates of the Borrower and any domestic subsidiary to the extent received from the Target on the Closing Date after using commercially reasonable efforts), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability of the Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed by the Agent and the Borrower). “Specified Representations” means the representations of the Borrower and each Guarantor in the definitive documentation with respect to the Facilities relating to incorporation, corporate power and authority to enter into the definitive documentation relating to the Facilities, due authorization and execution of the definitive documentation relating to the Facilities, no conflict of the definitive documentation relating to the Facilities with the Borrower’s or such Guarantor’s, as applicable, organizational documents, delivery and enforceability of such financing documentation, Closing Date solvency on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby (solvency to be defined in a manner consistent with the solvency certificate set forth in Exhibit E to the Commitment Letter), Federal Reserve margin regulations, the Investment Company Act, PATRIOT Act, use of proceeds not violating FCPA, OFAC or laws against sanctioned persons and the creation, validity and perfection of the security interest granted in the intended Collateral to be perfected (except as provided above).

Exh. D-4

EXHIBIT E

FORM OF

SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section [        ] of the Credit Agreement dated as of [        ], among [        ] (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of the Borrower and not in his individual capacity, as follows:

1. I am the [Chief Financial Officer] of the Borrower. I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section [    ] of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions, on and as of such date (i) the fair value of the assets of the Borrower and its subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, immediately after giving effect to the consummation of the Transactions, the Borrower does not intend to, and the Borrower does not believe that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as [Chief Financial Officer] of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

[ ]

By:
Name:
Title: [Chief Financial Officer]